CREDIT AGREEMENT

dated as of

November 15, 2006

among

GENESIS CRUDE OIL, L.P.,
as the Borrower

GENESIS ENERGY, L.P.,
as the Parent

The Lenders Party Hereto,

FORTIS CAPITAL CORP.,
as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
U.S. BANK NATIONAL ASSOCIATION, and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

$500 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

FORTIS CAPITAL CORP. AND DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 2.01	Committed Amounts
Schedule 2.06	Existing Letters of Credit
Schedule 3.05	Certain Obligations
Schedule 3.06(a)	Properties
Schedule 3.07	Disclosed Matters
Schedule 3.14	Insurance
Schedule 3.15	Material Agreements
Schedule 3.16	Imbalances
Schedule 3.18	Force Majeure
Schedule 3.19(a)	Subsidiaries and Joint Ventures
Schedule 3.19(b)	Consents
Schedule 3.19(c)	Organizational Chart
Schedule 3.20(c)	Copyright Violations
Schedule 5.13	Post-Effective Date Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.09	Transactions with Affiliates

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Committed Amount Change Certificate
Exhibit C	Form of Committed Amount Increase Confirmation
Exhibit D	[Reserved]

Exhibit E	Form of Opinion of Borrower Parties’ Counsel
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Borrowing Base Multiple Increase Notice
Exhibit H	Form of Borrowing Request
Exhibit I	Form of Letter of Credit Request
Exhibit J	Form of Interest Election Request

v

CREDIT AGREEMENT dated as of November 15, 2006 among GENESIS CRUDE OIL, L.P., a Delaware limited partnership (the “Borrower”), GENESIS ENERGY, L.P., a Delaware limited partnership (the “Parent”), the LENDERS party hereto, and FORTIS CAPITAL CORP., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Parent or any Restricted Subsidiary of (a) any Person or group of Persons (or all or substantially all of the Equity Interest in any Person or group of Persons) or (b) any related group of assets of any Person or group of Persons.

“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Parent or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by the assumption of obligations or the exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-out” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Parent or any Restricted Subsidiary.

“Act” has the meaning assigned to such term in Section 10.14.

“Additional Amount Lender” has the meaning assigned such term in Section 2.05(c).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA determined on a Pro Forma Basis.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Fortis, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.09(a), the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any Person that is an executive officer or director of the Person specified

“Agreement” means this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” means the rate of interest per annum publicly announced from time to time by Fortis as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Fortis in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.24(a).

“Applicable Margin” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Fee on Committed Amount, as the case may be, the rate per annum set forth in the Pricing Grid below based upon the Consolidated Leverage Ratio then in effect:

Pricing Grid
Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Amount
I	≤ 3.00 to 1.00	1.50%	0.50%	0.300%
II	> 3.00 to 1.00	1.75%	0.75%	0.375%
III	> 3.50 to 1.00	2.25%	1.25%	0.500%
IV	> 4.00 to 1.00	2.50%	1.50%	0.500%
V	> 4.50 to 1.00	2.875%	1.875%	0.500%

The Applicable Margin for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended and any change shall (a) become effective upon the delivery to the Administrative Agent of financial statements pursuant to Section 5.01 for such quarter and (b) apply (i) in the case of ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of Eurodollar Loans, to Eurodollar Loans made, continued or converted on and after such delivery date. Notwithstanding the foregoing, at any time during which the applicable Borrower Party has failed to deliver such financial statements to the Administrative Agent when due, the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level V until such time as the applicable Borrower Party shall deliver such financial statements.

“Arrangers” means, collectively, Fortis and Deutsche Bank Securities Inc. and “Arranger” means, individually, Fortis or Deutsche Bank Securities Inc.

“Assignee” has the meaning assigned to such term in Section 10.04(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Committed Amount.

“Available Amount” means, for any day, the least of (a) the then effective aggregate Maximum Amount, (b) the then effective Borrowing Base minus the aggregate amount of secured Indebtedness permitted under Sections 6.01 and 6.02 outstanding as of such day, and (c) the then effective aggregate Committed Amount.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and that is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Parties” means the Borrower, the Restricted Subsidiaries and the Parent.

“Borrower’s Business” means the business of the Parent, the Borrower and the Restricted Subsidiaries, taken as a whole.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, for any Test Period, the amount equal to the product of (a) 4.25 and (b) the Adjusted Consolidated EBITDA for such Test Period; provided that during any Borrowing Base Multiple Increase Period when a Borrowing Base Multiple Increase Notice is effective, “Borrowing Base” shall mean the amount equal to the product of (i) 4.75 and (ii) Adjusted Consolidated EBITDA for such Test Period.

“Borrowing Base Certification” has the meaning assigned such term in Section 5.01(g).

“Borrowing Base Multiple Increase Notice” means a Borrowing Base Multiple Increase Notice substantially in the form of Exhibit G.

“Borrowing Base Multiple Increase Period” means, with respect to any Borrowing Base Multiple Increase Notice delivered in accordance with Section 2.04, the period beginning on the date of the consummation of the Material Acquisition applicable to such notice and ending on the last Business Day of the third complete fiscal quarter thereafter.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03(a), substantially in the form of Exhibit H.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means, with respect to any Substantial Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Substantial Transaction or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Real Property, Pipelines or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any Property of the Parent or its Subsidiaries or Joint Ventures.

“Change in Control” means the occurrence of any of the following events: (i) the Parent and the Restricted Subsidiaries (other than Restricted Subsidiaries that are Controlled, or directly or indirectly owned (in whole or in part), by the Borrower) shall cease to be the sole legal or beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of one-hundred percent (100%) of the limited partnership interests of the Borrower (including all securities which are convertible into limited partner interests), or (ii) the General Partner shall cease to be the sole general partner of the Parent, or (iii) the Continuing Directors shall cease to collectively constitute a majority of the members of the board of directors of the General Partner, or (iv) Denbury shall either (A) cease to Control the General Partner or (B) cease to own legally and beneficially at least 80% of the Equity Interests of the General Partner, or (v) any Restricted Subsidiary that is a partnership shall cease to have as its general partner either the General Partner, the Parent or another Restricted Subsidiary. As used herein, “Continuing Director” means any member of the board of directors of the General Partner who (x) is a member of such board of directors as of the date hereof or is specified in the Parent’s filings with the SEC prior to the date hereof as a Person who is to become a member of such board as of the Effective Date, or (y) was nominated for election or elected to such board of directors with the approval of at least a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral under or as defined in any Security Document.

“Committed Amount” means, with respect to each Lender, the amount of the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at any given time. A Lender’s Committed Amount may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or (c) decreased or increased from time to time pursuant to Section 2.04. The initial amount of each Lender’s Committed Amount is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Committed Amount. The initial aggregate Committed Amount as of the Effective Date shall be $125,000,000. The aggregate Committed Amount after the Effective Date shall never be greater than the then current aggregate Maximum Amount.

“Committed Amount Change Certificate” means a Committed Amount Change Certificate delivered in connection with either a decrease or a requested increase in the Committed Amounts substantially in the form of Exhibit B.

“Committed Amount Change Effective Date” means, with respect to a decrease in the aggregate Committed Amounts, the date that such decrease becomes effective pursuant to Section 2.05(b), and with respect to any increase in the aggregate Committed Amounts, the date such increase becomes effective pursuant to Section 2.05(c).

“Committed Amount Increase Confirmation” means a Committed Amount Increase Confirmation substantially in the form of Exhibit C.

“Committed Amount Increase Fee” means the fee to be paid by the Borrower to (a) any Lender that is not an Additional Amount Lender but that has accepted all or any part of a Requested Increase, in an amount equal to 0.45% of the amount of such Requested Increase finally accepted by such Lender, (b) any Additional Amount Lender, in an amount equal to 0.45% of the aggregate increase in such Additional Amount Lender’s Committed Amount, and (c) any New Lender agreeing to have a Committed Amount pursuant to Section 2.05(d)(i), in an amount equal to 0.45% of such New Lender’s Committed Amount, in each case to be paid as of any respective Committed Amount Change Effective Date.

“Consenting Lender” has the meaning assigned to such term in Section 2.05(c).

“Consolidated Capitalization Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Funded Debt as of such date to (b) the sum of the Consolidated Total Funded Debt plus Consolidated Net Worth as of such date.

“Consolidated Debt Service Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) Consolidated Interest Expense for such Test Period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (without giving effect to (without duplication) (a) any extraordinary income or gains, (b) any interest income, (c) any non-cash income (excluding items which represent the reversal of a non-cash charge referred to in clause (e) below of this definition), (d) any extraordinary losses, (e) any non-cash charges or losses (except to the extent that any such non-cash charge or loss would require an anticipated cash payment (or a reserve for an anticipated cash payment) in any future period), including any non-cash expenses relating to impairments and similar write-offs and stock appreciation rights, (f) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, (g) income or losses attributable to Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Parent by the equity method of accounting, or any other Person that is not a Subsidiary of the Parent or (h) income or losses attributable to Direct Financing Leases) adjusted by adding thereto (in each case, to the extent deducted in determining Consolidated Net Income for such period or deducted by operation of clause (g) or (h) above), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), (ii) provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income) and foreign withholding taxes, (iii) all depreciation, depletion and amortization expense, (iv) any non-cash stock or stock option or similar compensation expense, (v) any cash received by the Parent or any Restricted Subsidiary pursuant to any Direct Financing Lease and (vi) any cash distributions received by the Parent or any Restricted Subsidiary from Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Parent by the equity method of accounting, or any other Person that is not a Subsidiary of the Parent. For the avoidance of doubt, it is understood and agreed that to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained in such definition.

“Consolidated Interest Expense” shall mean, for any period, (a) the sum of (i) the total consolidated interest expense, net of consolidated interest income, of the Parent and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit (including the Letters of Credit) and Hedging Agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capital Lease Obligations of the Parent and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Parent and its Subsidiaries of the type described in clause (g) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period, minus (b) that portion of (i) and (ii) above attributable to Unrestricted Subsidiaries.

“Consolidated Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Total Funded Debt on such date to (y) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded (without duplication) in computing Consolidated Net Income: (i) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or all or substantially all of the Property or assets of such Person are acquired by a Subsidiary of the Parent and (ii) the net income of any Subsidiary of the Parent to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Net Worth” means (a) the remainder of all consolidated assets, as determined in accordance with GAAP, of the Parent and its Subsidiaries minus the sum of (i) the consolidated liabilities, as determined in accordance with GAAP, of the Parent and its Subsidiaries and (ii) all outstanding minority interests (other than the minority interest in Borrower held by the General Partner) minus (b) for any Unrestricted Subsidiaries that are included in the calculation of clause (a) above, the remainder (not to be less than zero) of (i) the assets of all such Unrestricted Subsidiaries minus (ii) the liabilities of all such Unrestricted Subsidiaries. The effect of any increase or decrease in net worth in any period as a result of items of income or loss not reflected in the determination of net income but reflected in the determination of comprehensive income (to the extent provided under GAAP as in effect on the date hereof) shall be excluded in determining Consolidated Net Worth.

“Consolidated Total Funded Debt” shall mean, at any time, (a) the sum of (without duplication) (i) all Indebtedness of the Parent and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Parent and its Subsidiaries of the type described in clauses (b) (excluding undrawn amounts in respect of letters of credit) and (g) of the definition of Indebtedness, and (iii) all Guarantees of the Parent and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (a) and (b), minus (to the extent included) (b) any such Indebtedness or Guarantees of any Unrestricted Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any agreement the purpose of which is to create a First Priority perfected Lien by control in favor of the Administrative Agent for the benefit of the Secured Parties in respect of one or more deposit accounts, securities accounts or commodities accounts of any Borrower Party, including (a) that certain Collateral Account Notification and Acknowledgment, dated as of the date hereof, by and among the Borrower, the Administrative Agent for the benefit of the Secured Parties and Banc of America Securities LLC, (b) that certain Account Control Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent for the benefit of the Secured Parties and Man Financial Inc., and (c) that certain Deposit Account Control Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent for the benefit of the Secured Parties and Bank of America, N.A.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Denbury” means Denbury Resources Inc., a Delaware corporation.

“Direct Financing Lease” means any arrangement in respect of which cash received pursuant to such arrangement is shown on the Parent’s consolidated statement of cash flows as being attributable to “direct financing leases.”

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.07.

“Distributable Cash” means, with respect to any fiscal quarter, the positive difference, if any between (a) for the eight most recent fiscal quarters immediately preceding the relevant quarter, Adjusted Consolidated EBITDA (i) plus (x) interest income, (y) cash proceeds from the sale of assets not being used in the operation of the Borrower’s Business (provided that this clause (y) shall not include insurance proceeds), and (z) any non-cash charges or losses excluded in clause (e) of the definition of Consolidated EBITDA, (ii) minus (x) total interest expense, (y) maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of the assets or extend their useful lives, and (z) cash payments for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income) and foreign withholding taxes, minus (b) all distributions made by the Parent to the holders of its Equity Interest attributable to such eight quarter period.

“Divestiture” means the direct or indirect sale or transfer, whether in one or more related transactions, by the Parent or the Restricted Subsidiaries of any Person or group of Persons (or any Equity Interest in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons.

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in 4.01 are satisfied (or waived in accordance with Section 10.02).

“Effective Date Real Property Requirements” means the following:

(a)   with respect to each Mortgaged Property:

(i)     a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Borrower Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Governmental Requirements, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii)    with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property; and

(iii)   with respect to each Mortgage, opinions of local counsel to the Borrower Parties, which opinions (A) shall be addressed to the Administrative Agent and each of the Lenders and be dated the Effective Date, (B) shall cover the enforceability of the respective Mortgage and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (C) shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)   evidence reasonably acceptable to the Administrative Agent of payment by  a Borrower Party of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages referred to above; and

(c)   with respect to each Mortgaged Property, the Parent and each Restricted Subsidiary shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property.

“Embargoed Person” has the meaning set forth in Section 6.22.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Material Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment or, to the extent arising under Environmental Laws.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions promulgated by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnification for such matters), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) any Environmental Claim, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, any general or limited partner interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.05(d) or Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Executive Order” has the meaning assigned to such term in Section 3.24(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 1, 2004 by and among the Borrower, the General Partner and the Parent, as guarantors, Banc of America Securities LLC, as arranger and book manager, Fleet National Bank, as administrative agent, and the other lenders party thereto.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.06.

“Facility” means any Real Property or Pipelines (including in each case all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, the Parent, any Subsidiary or any of their respective predecessors or Affiliates.

“Faustina Joint Venture” means Faustina Hydrogen Products LLC, a Delaware limited liability company expected to be formed as contemplated in the Investment and Development Agreement dated May 1, 2006 by and among USD Syngas LLC, Denbury Onshore, LLC and the Borrower, and the arrangements described in such agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Finance Co” means a direct, Wholly Owned Subsidiary of the Parent formed to become a co-issuer or co-borrower of unsecured Indebtedness permitted by this Agreement, which Restricted Subsidiary meets the following conditions at all times: (i) the provisions of Sections 5.10 and 5.11 have been complied with with respect to such Restricted Subsidiary and (ii) such Restricted Subsidiary has not (A) incurred, directly or indirectly, any Indebtedness or other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow; (B) engaged in any business, activity or transaction or owned any Property, assets or Equity Interests other than (x) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrow, and (y) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration; (C) consolidated with or merged with or into any Person; or (D) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, vice president of finance or controller of such Person and, to the extent the Parent or any of the Subsidiaries does not have any officers (or any such officer), any similar officer of the General Partner or such Person’s parent or general partner.

“First Priority” means, with respect to any Lien purported to be created and granted in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Fortis” means Fortis Capital Corp.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means the “General Partner” of the Parent as such term is defined in the Partnership Agreement.

“General Partner Pledge Agreement” means the General Partner Pledge Agreement, dated as of even date herewith, by the General Partner in favor of the Administrative Agent.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” means any Governmental Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, Pipeline, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, Pipeline, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, Pipeline, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any obligation that arises solely as a result of the relevant Person’s status as a general partner in a partnership.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of even date herewith, by and among the Borrower and the other grantors set forth therein, in favor of the Administrative Agent.

“Guarantor” means each of the Parent, each Restricted Subsidiary (other than the Borrower), and each guarantor pursuant to Sections 5.10 and 5.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Increased Ratable Portion Lender” has the meaning assigned to such term in Section 2.05(d).

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith and adequate reserves with respect thereto have been made on the books of such Person), (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the Property to which such Lien relates), (d) all Capital Lease Obligations of such Person, (e) all Guarantees of such Person, (f) all net obligations under any Hedging Agreement or under any similar type of agreement and (g) all Off-Balance Sheet Liabilities of such Person. For the avoidance of doubt, Indebtedness shall not include any indebtedness that arises solely as a result of the relevant Person’s status as a general partner of a partnership.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” has the meaning assigned to such term in Section 3.20.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, substantially in the form of Exhibit J.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any Equity Interest in any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables owed by such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business.

“Issuing Bank” means (a) Fortis Bank S.A./N.V., New York Branch in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) and (b) Bank of America in its capacity as issuer of the Existing Letters of Credit. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means (a) any Person (i) that is not a Subsidiary, and (ii) of which the Borrower, together with its subsidiaries, is, directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests or (b) an Unrestricted Subsidiary formed with the express intention of establishing a joint venture; provided that if an entity formed pursuant to this clause (b) still constitutes a Subsidiary thirty days after formation, it shall no longer constitute a Joint Venture.

“Knowledge” means knowledge; provided that to the extent used in this Agreement to refer to the knowledge of any Borrower Party in respect of the activities or affairs of any Joint Venture or any Person that is not an Affiliate of such Borrower Party, the term “Knowledge” shall not require such Borrower Party to make any inquiry to such Joint Venture or to any other holder of any Equity Interest in such Joint Venture.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Issuing Bank at any time shall be its Ratable Portion of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or any other documentation specified in Section 2.05 or Section 2.19.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.06(a), substantially in the form of Exhibit I.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each promissory note, if any, executed in connection herewith, the Letters of Credit, the Security Documents, the Fee Letter, each Secured Hedging Agreement and each other agreement, instrument, certificate or document executed by the Borrower Parties or any of their officers at any time in connection with this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Acquisition” means any Permitted Acquisition in respect of which the aggregate Acquisition Consideration is in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent and the other Borrower Parties, taken as a whole, (b) the perfection or priority of the Liens created and granted pursuant to the Security Documents, (c) the ability of any Borrower Party to perform any of its obligations under the Loan Documents or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Agreement” means any agreement to which any Borrower Party is a party that is of the type either referred to as a “material definitive agreement” in Form 8-K or required to be attached as an exhibit to a filing in accordance with Item 6.01 of Regulation S-K, as promulgated by the SEC.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Parent and the other Borrower Parties in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or any Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary (including the Borrower) that, on any date of determination, (a) owns tangible Property having a fair market value in excess of 5% of the aggregate fair market value of all tangible Property of the Parent and the Restricted Subsidiaries, in each case, as determined in good faith by the Borrower, or (b) accounts for in excess of 5% of Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Maturity Date” means November 15, 2011.

“Maximum Amount” means, with respect to each Lender, the maximum amount allocated to such Lender that the Borrower could request such Lender’s Committed Amount be increased to pursuant to Section 2.05(c). A Lender’s Maximum Amount may be (a) terminated pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or (c) reduced or increased from time to time pursuant to Section 2.19. The initial allocation of the Maximum Amount with respect to such Lender is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have been allocated its Maximum Amount. The initial aggregate Maximum Amounts shall be $500,000,000. For avoidance of doubt, the Maximum Amount of any Lender does not establish any commitment or other obligation of such Lender to increase its Committed Amount or otherwise become obligated in any way hereunder without such Lender’s express written consent, exercised in each such Lender’s sole discretion.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on Real Property, Pipelines and other Property in favor of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means all Real Property and Pipelines that are subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate makes or is obligated to make contributions.

“New Funds Amount” means, with respect to any Committed Amount Change Effective Date on which there are existing Loans outstanding and on which there is any Increased Ratable Portion Lender (including any New Lender), the amount by which such Increased Ratable Portion Lender’s outstanding Loans increase as a result of the assignment to such Lender from any one or more Reduced Ratable Portion Lenders of its Loans on such date (without regard to any such increase as a result of Borrowings made on such Committed Amount Change Effective Date).

“New Lender” has the meaning assigned such term in Section 2.05(d).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.05(c).

“Non-Controlled Unrestricted Subsidiary” means any Unrestricted Subsidiary that meets both of the following criteria: (a) the Parent does not own, directly or indirectly, securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, of such Unrestricted Subsidiary, and (b) the Parent and/or one or more subsidiaries of the Parent do not Control such Unrestricted Subsidiary.

“Non-Recourse Obligations” means Indebtedness, Guarantees and other obligations of any type as to which (a) neither the Borrower nor any other Borrower Party (except, as this defined term is used in Section 6.01(h), the applicable Restricted Subsidiary) (i) is obligated to provide credit support in any form or (ii) is directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or Joint Venture) would permit (upon notice, lapse of time or both) any holder of any Indebtedness or Guarantees of the Borrower or any other Borrower Party (except, as this defined term is used in Section 6.01(h), the applicable Restricted Subsidiary) to declare a default on such Indebtedness or Guarantees of the Borrower or any such other Borrower Party or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any such Guarantees to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

“OFAC” has the meaning assigned to such term in Section 3.24(b)(v).

“Off-Balance Sheet Liabilities” means, as to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.

“Organic Growth” means maintenance and other capital expenditures, including maintaining and expanding facilities, in each case other than pursuant to an Acquisition.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning specified in the introductory paragraph hereof.

“Parent Obligations” means the collective reference to (a) the Secured Obligations and (b) all obligations and liabilities of the Parent that may arise under or in connection with any Loan Document to which the Parent is a party, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Lender under any Loan Document).

“Partially Consenting Lender” has the meaning assigned to such term in Section 2.05(c).

“Participant” has the meaning assigned to such term in Section 10.04(b).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Parent, as amended, dated as of June 9, 2005 by and between the General Partner and the limited partners party thereto.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit F provided to the Administrative Agent that provides certain information with respect to the Borrower, the Parent, the General Partner and each Restricted Subsidiary; including information relating to its Property (including Real Property and Pipelines) as such certificate shall be supplemented from time to time.

“Permitted Acquisition” shall mean an Acquisition that meets the following conditions:

(a)    such Acquisition shall not constitute or include an Acquisition that results in a Joint Venture or an Acquisition that is consummated through an Unrestricted Subsidiary;

(b)    no Default or Event of Default then exists or would result therefrom;

(c)    all representations and warranties contained in the Loan Documents shall be true and correct in all material respects immediately after giving effect to the consummation of such Acquisition;

(d)    with respect to any Acquisition that constitutes a Substantial Transaction, if requested by the Administrative Agent, the Borrower shall have provided the Arrangers, the Administrative Agent and the Lenders with historical financial statements for the last three fiscal years of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the interim periods since the most recent annual financial statements that are available;

(e)    with respect to any Acquisition that constitutes a Substantial Transaction, (i) the Borrower shall have submitted to the Arrangers reasonably detailed financial projections of the Parent and the Subsidiaries and a calculation of Adjusted Consolidated EBITDA in each case taking into account such Substantial Transaction on a Pro Forma Basis for the most recent Test Period and for the period from the end of such Test Period through the later of (A) the date that is three years after the end of such Test Period or (B) the Maturity Date, (ii) the Arrangers shall have approved such financial projections and Adjusted Consolidated EBITDA calculation, (iii) the Administrative Agent shall have submitted such financial projections and Adjusted Consolidated EBITDA calculation to the Lenders and received approval of the Required Lenders (provided that (A) solely for purposes of this approval, any Lender that does not affirmatively state in writing that it will not approve such projections and calculation within five Business Days after submission to it by the Administrative Agent for approval will be deemed to have approved such projections and calculations and, for the avoidance of doubt, if an Arranger is also a Lender, the prior approval of such Arranger (in its capacity as a Lender) of such projections and calculation shall be included for purposes of determining Required Lender approval and (B) to the extent the approval required by either clause (ii) or (iii) above is not obtained, the Acquisition may be consummated if otherwise permitted by the Loan Documents; provided that such Acquisition shall not be accounted for hereunder on a Pro Forma Basis until such approvals are obtained (and, if commercially reasonable and requested by the Arrangers, the parties hereto will continue to cooperate to determine if such approvals can be obtained based on good faith adjustments to such projections or calculations)), and (iv) the Borrower shall have made and submitted to the Arrangers calculations with respect to the financial covenants contained in Section 6.15 for the respective Calculation Period on a Pro Forma Basis as if the respective Acquisition (as well as the other Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Acquisition had occurred on the first day of such Calculation Period;

(f)     no Borrower Party shall, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01;

(g)    the Acquisition shall not cause the Borrower to be in violation of Section 6.03(b) and the applicable Property acquired in connection with any such Acquisition shall be made subject to the Lien of the Security Documents to the extent required by the Loan Documents and shall be free and clear of any Liens other than Liens permitted by Section 6.02;

(h)    such Acquisition shall not be hostile;

(i)     such Acquisition shall be consummated in all material respects in accordance with all applicable Governmental Requirements;

(j)     with respect to any Acquisition that constitutes a Substantial Transaction, the Borrower shall have provided to the Administrative Agent, the Arrangers and the Lenders a reasonably detailed description of all customary due diligence information relating to any such Acquisition and all such information and data relating to such Acquisition as may be reasonably requested thereby; and

(k)    at least seven Business Days prior to the proposed date of consummation of an Acquisition that constitutes a Substantial Transaction, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate executed by a Responsible Officer certifying that (i) such Acquisition complies with this definition (including obtaining all approvals required by clause (e) above) and (ii) such transaction could not reasonably be expected to have an adverse effect on the Administrative Agent, any Issuing Bank, the Arrangers or the Lenders.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds in an amount not to exceed $2,000,000, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)     easements, zoning restrictions, rights-of-way, restrictions and similar encumbrances on Real Property and Pipelines imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not (i) materially detract from the value of (A) the Real Property and Pipelines that are part of the Borrower’s Business or (B) the Real Property and Pipelines, taken as a whole, owned by any Material Subsidiary, or (ii) interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(g)    Liens arising solely by virtue of any statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; and

(h)    Liens described in Sections 6.02(c), 6.02(f), or 6.02(h).

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Joint Venture” shall mean any Joint Venture (a) in which the other investors, participants and holders of Equity Interests therein participate on terms no more favorable than those applicable to the Parent and its Subsidiaries (other than due to their percentage ownership of Equity Interests therein or rights to operate the relevant Joint Venture (and, in both cases, rights incidental thereto)), (b) that is not a Borrower Party, that does not Control, or own directly or indirectly any Equity Interests in, any Borrower Party, (c) in which no Borrower Party shall be under any obligations to make Investments or incur Guarantees that would be in violation of this Agreement, (d) relating to which the Borrower shall have provided to the Administrative Agent and the Lenders a reasonably detailed description of all customary due diligence information relating to the Joint Venture and all such information and data relating to such Joint Venture as may be reasonably requested by the Administrative Agent or the Lenders, (e) after giving effect to which, no Default exists or would result therefrom, and (f) at least seven Business Days prior to the proposed date of Investment in the Joint Venture, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate executed by a Responsible Officer certifying that (i) the Joint Venture complies with this definition and (ii) such transaction could not reasonably be expected to have an adverse effect on the Administrative Agent, any Issuing Bank, the Arrangers or the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline” means gathering systems and pipelines, together with all contracts, Rights-of-Way, easements, servitudes, fixtures, equipment, improvements, permits, records and other real Property appertaining thereto.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Reorganization” means any transaction or series of transactions pursuant to which the General Partner contributes either or both of (a) its general partner interests in the Borrower to a Wholly Owned Subsidiary that is directly owned and Controlled by the Parent or (b) its general partner interests in any subsidiary of the Borrower to any Restricted Subsidiary.

“Principal Office” has the meaning assigned to such term in Section 2.18(a).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance an Acquisition or Divestiture that constitutes a Substantial Transaction) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Substantial Transaction then being consummated as well as any other Substantial Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Substantial Transaction then being effected, with the following rules to apply in connection therewith:

(i)     with respect to such Substantial Transaction, all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance an Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii)    with respect to such Substantial Transaction, all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)   with respect to such Substantial Transaction, in making any determination of Adjusted Consolidated EBITDA, pro forma effect shall be given to any such Substantial Transaction if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Process Agent” has the meaning assigned to such term in Section 10.09(d).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, or contemporaneously with or within one year after such acquisition of such Property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender at any time of determination, the percentage obtained by dividing (a) the Committed Amount of such Lender at such time by (b) the aggregate Committed Amounts of all Lenders at such time (or, if such date of determination is after the Maturity Date, the percentage obtained by dividing the aggregate outstanding principal balance of the aggregate Revolving Credit Exposure owing to such Lender at such time by the aggregate principal balance of the aggregate Revolving Credit Exposures owing to all Lenders at such time).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any person, whether by leased, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Pipelines.

“Reduced Funds Amount” means, with respect to any Committed Amount Change Effective Date on which there are existing Loans outstanding and on which there is any Reduced Ratable Portion Lender (including any Terminated Lender), the amount by which such Reduced Ratable Portion Lender’s outstanding Loans decrease as a result of the assignment by such Lender to any one or more Increased Ratable Portion Lenders of its Loans on such date (without regard to any Borrowings made on such Committed Amount Change Effective Date).

“Reduced Ratable Portion Lender” has the meaning assigned to such term in Section 2.05(d).

“Register” has the meaning set forth in Section 10.04(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned to such term in Section 5.09(a).

“Requested Increase” has the meaning assigned to such term in Section 2.05(c).

“Required Lenders” means, at any time, Lenders having combined Revolving Credit Exposures and unused Committed Amounts representing at least sixty-six and two-thirds percent (66⅔%) of the sum of the total combined Revolving Credit Exposures and unused Committed Amounts at such time.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Executive Officer, any Financial Officer or any Vice President of such Person. Unless otherwise indicated herein, each reference to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Borrower, the Parent or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the Borrower, the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest of the Borrower, the Parent or any Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Subject to the right to redesignate certain Restricted Subsidiaries as Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” all of the Subsidiaries as of the date hereof are Restricted Subsidiaries. Any Subsidiary designated as an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary with the consent of the Required Lenders; provided that, after giving effect to such redesignation, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Parent and the Borrower shall be in pro forma compliance with Section 6.15.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights-of-Way” means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or any successor ratings organization.

“Sandhill Joint Venture” means Sandhill Group, LLC, a Mississippi limited liability company.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means each Hedging Agreement between any Borrower Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement.

"Secured Obligations" shall mean, collectively, all Indebtedness, liabilities and obligations of the Borrower and each Guarantor to the Administrative Agent, each Issuing Bank, the Lenders and each Affiliate of a Lender party to a Secured Hedging Agreement, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement, the other Loan Documents, each Secured Hedging Agreement (to the extent that the Secured Obligations arise under, out of, or in connection with such Secured Hedging Agreement during such time as the Lender party to such Secured Hedging Agreement is a party to this Agreement, or in the case of an Affiliate of a Lender party to such Secured Hedging Agreement, the Lender affiliated with such Affiliate, is a party to this Agreement) and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Secured Hedging Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by any Secured Party, including all out of pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise.

"Secured Parties" means, collectively, the Administrative Agent, the Issuing Banks, the Lenders and any Affiliate of any Lender that is a party to a Secured Hedging Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means, collectively, this Agreement (as it pertains to the Guarantee of the Secured Obligations by the Parent herein), the Guarantee and Collateral Agreement, the Perfection Certificate, the General Partner Pledge Agreement, the Control Agreements, the Mortgages and any and all other agreements, documents, instruments or certificates executed by the General Partner or any Borrower Party or any of their respective officers at any time in connection with securing the obligations under the Loan Documents, as such agreements may be amended, modified, supplemented or restated from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (including the Borrower).

“Substantial Transaction” means any Permitted Acquisition or Divestiture in respect of which the aggregate Acquisition Consideration (or, in the case of a Divestiture, the consideration paid by the purchaser if calculated in the same manner as the definition of Acquisition Consideration) is in excess of $5,000,000.

“Syndication Agent” means Deutsche Bank Securities Inc.

“T&P Syngas Joint Venture” means T&P Syngas Supply Company, a Delaware general partnership.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Terminated Lender” has the meaning assigned such term in Section 2.05(d).

“Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Transactions” means the execution, delivery and performance by the Borrower and the Parent of this Agreement, the borrowing of Loans, the use of the proceeds thereof (including to refinance loans under the Existing Credit Agreement) and the issuance of Letters of Credit hereunder, and the execution, delivery and performance of the other Loan Documents by the Borrower Parties.

“Transferee” has the meaning assigned to such term in Section 10.04(f).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“Units” means the units of limited partnership interests in the Parent.

“Unrestricted Subsidiary” means any Subsidiary (a) that becomes a Subsidiary after the date hereof and, at the time it becomes a Subsidiary, is designated as an Unrestricted Subsidiary, in each case pursuant to a written notice from the Borrower to the Administrative Agent, (b) which has not acquired any assets (other than cash made available pursuant to this Agreement) from the Borrower or any Restricted Subsidiary, and (c) that has no Indebtedness, Guarantee obligations or other obligations other than Non-Recourse Obligations, except as expressly permitted pursuant to Sections 5.13(c) and 6.04(g)(i). Any Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary with the consent of the Required Lenders; provided that, after giving effect to such redesignation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with Section 6.15.

“Unused Fee(s) on Committed Amount” has the meaning assigned to such term in the definition of Applicable Margin.

“Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the Equity Interests of which (other than the director’s qualifying shares, as may be required by law) are owned by the Parent, either directly or indirectly through one or more Wholly Owned Subsidiaries of the Parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, d) all references herein to Articles, Sections, Exhibits and Schedules shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and e) the word “asset” shall be construed to have the same meaning as the defined term “Property” set forth herein.

SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
THE CREDITS

SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Committed Amount; provided, however, that at no time shall any Lender be obligated to make Loans in an aggregate principal amount in excess of such Lender’s Ratable Portion of the Available Amount at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Committed Amounts. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Committed Amounts of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $300,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Committed Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Revolving Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone f) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or g) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)   whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)   in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the Borrowing requested thereunder will not cause the sum of the total Revolving Credit Exposures to exceed the Available Amount. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    Borrowing Base.

(a)    Initial Borrowing Base. On the Effective Date, the Borrower shall deliver a certificate setting forth the initial Borrowing Base, which shall (subject to Section 2.04(c)), be the Borrowing Base for the period from and including the Effective Date to but excluding the Business Day following the first delivery by the Borrower of a Borrowing Base Certification.

(b)    Redetermination of Borrowing Base. Upon the Borrower delivering a Borrowing Base Certification to the Administrative Agent and the Lenders, the Borrowing Base set forth therein will become effective and applicable to the Borrower.

(c)    Material Acquisitions. Prior to the consummation of a Material Acquisition but after approval of the Required Lenders is received pursuant to clause (e) of the definition of Permitted Acquisition with respect to Adjusted Consolidated EBITDA, the Borrower may, by delivery of a Borrowing Base Multiple Increase Notice to the Administrative Agent and the Lenders, increase the then effective Borrowing Base as described in the proviso to the definition of Borrowing Base effective on the date of the consummation of such Material Acquisition, but only if such Material Acquisition is actually consummated. The increased Borrowing Base will be effective during the Borrowing Base Multiple Increase Period relating to the applicable Material Acquisition. If, during any Borrowing Base Multiple Increase Period, the Borrower consummates another Material Acquisition, then upon compliance with the procedure described in the first sentence of this subsection (c), the Borrowing Base Multiple Increase Period shall become such period relating to such additional Material Acquisition. The amount of the Borrowing Base shall, on the last day of the then-applicable Borrowing Base Multiple Increase Period, automatically revert to the amount thereof as calculated based on the multiple described in clause (a) of the definition of Borrowing Base.

SECTION 2.05    Committed Amount.

(a)    Initial Committed Amount; General Provisions. On the Effective Date, the aggregate Committed Amounts shall be $125,000,000. The aggregate Committed Amounts shall at all times be in a minimum amount and an integral multiple of $5,000,000. Any decrease or increase (other than termination thereof pursuant to Section 2.09) of the aggregate Committed Amounts may only be made in accordance with Section 2.05(b) and Section 2.05(c), respectively, and each such change shall remain in effect from the applicable Committed Amount Change Effective Date, to but excluding the next successive Committed Amount Change Effective Date.

(b)    Decreases of Committed Amount. The Borrower may decrease the aggregate Committed Amounts by delivering to the Administrative Agent a Committed Amount Change Certificate electing a decrease of the aggregate Committed Amounts. Any such decrease in the aggregate Committed Amounts shall be effective from the third Business Day after receipt of the applicable Committed Amount Change Certificate by the Administrative Agent as provided above, unless such Committed Amount Change Certificate requests such decrease to become effective on a later date, not to exceed ten Business Days after receipt thereof by the Administrative Agent. Any such decrease in the aggregate Committed Amounts shall be applied to each Lender’s Committed Amount pro rata. The Administrative Agent shall deliver to each Lender a copy of such Committed Amount Change Certificate together with a schedule showing each Lender’s Ratable Portion of the decrease to the aggregate Committed Amounts.

(c)    Increases of Committed Amount. The Borrower shall be permitted to request an increase in the aggregate Committed Amount on up to two occasions during any fiscal quarter, including (i) once at any time selected by the Borrower and (ii) once upon the consummation of any Substantial Transaction that is not prohibited by this Agreement, in each case (A) no later than sixty days prior to the Maturity Date, (B) so long as no Default or Event of Default has occurred and is continuing and (C) by delivery of a Committed Amount Change Certificate to the Administrative Agent setting forth:

(i)     the amount of such requested increase to the aggregate Committed Amounts, provided that such increase shall not cause the aggregate Committed Amounts to exceed the aggregate Maximum Amounts; and

(ii)    the proposed effective date of such increase, which date shall be twenty Business Days after the date of receipt by the Administrative Agent of the applicable Committed Amount Change Certificate.

The amount of any increase to the aggregate Committed Amounts shall be an integral multiple of $25,000,000, or such other amount as would cause the aggregate Committed Amounts after giving effect to such increase to be equal to the aggregate Maximum Amounts. In the case of a Committed Amount Change Certificate that reflects a requested increase in the aggregate Committed Amounts, the Administrative Agent shall deliver to each Lender a copy of such Committed Amount Change Certificate together with a schedule showing each such Lender’s Ratable Portion of the requested increase to the aggregate Committed Amounts (for each such Lender, its “Requested Increase”). After receipt of such Committed Amount Change Certificate and accompanying schedule, each Lender shall determine, in its sole discretion, whether to elect not to increase its Committed Amount or to consent to increase its Committed Amount by an amount up to its Requested Increase, or elect to offer to increase its Committed Amount to an amount in excess of its Requested Increase with such offer to be considered in the event there are any one or more Non-Consenting Lenders or Partially Consenting Lenders, and shall communicate such decision in writing to the Administrative Agent on or before the fourth Business Day prior to the Committed Amount Change Effective Date. Each Lender not communicating such decision within such time shall be deemed to have elected not to consent to any increase of its Committed Amount. Each Lender that elects (or is deemed to have elected) not to consent to an increase of its Committed Amount shall be referred to herein individually as a “Non-Consenting Lender” and collectively as the “Non-Consenting Lenders.” Each Lender that elects to consent to an increase of its Committed Amount by an amount less than the Requested Increase shall be referred to herein individually as a “Partially Consenting Lender” and collectively as the “Partially Consenting Lenders”. Any Lender electing to consent to an increase of its Committed Amount by an amount equal to the Requested Increase shall be referred to herein individually as a “Consenting Lender” and collectively as the “Consenting Lenders”. Any Lender electing to consent to an increase of its Committed Amount by an amount equal to the Requested Increase and offering to increase its Committed Amount in excess of the Requested Increase shall be referred to herein individually as an “Additional Amount Lender” and collectively as the “Additional Amount Lenders”.

(d)    Effect of Non-Consent. If, in connection with any request by the Borrower to increase the aggregate Committed Amount pursuant to Section 2.05(c), there are any Non-Consenting Lenders or Partially Consenting Lenders, then the Borrower may elect in its sole discretion to do any of the following: (i) in consultation with the Arrangers, identify one or more Additional Amount Lenders or Persons that are not currently Lenders, but that are willing to become Lenders hereunder (each such Person not currently a Lender, together with each other Person not currently a Lender, that is willing to become a Lender hereunder by taking assignment of Committed Amounts pursuant to clause (iii) below, a “New Lender” and each such New Lender, together with each Additional Amount Lender, each an “Increased Ratable Portion Lender”) each of which shall have consented to the amount of such increase, (ii) agree to such Non-Consenting Lender’s existing Committed Amount or to a Partially Consenting Lender’s increased Committed Amount (to the extent approved by such Lender), or (iii) cause any such Non-Consenting Lender or Partially Consenting Lender to assign its Committed Amount and outstanding Loans (if any) in full pursuant to the procedures set forth in Section 2.19 (each, a “Terminated Lender” and each such Terminated Lender, together with each Non-Consenting Lender and Partially Consenting Lender, each a “Reduced Ratable Portion Lender”). The Borrower shall specify such election by delivery of a Committed Amount Increase Confirmation to the Administrative Agent no later than four Business Days prior to the Committed Amount Change Effective Date, which shall set forth the identity of each Consenting Lender, Increased Ratable Portion Lender, Reduced Ratable Portion Lender, and Terminated Lender and, after giving effect to the increase, the Committed Amount for each such Lender.

(e)    Increased Committed Amount Documentation. On or before each Committed Amount Change Effective Date:

(i)     each of the Administrative Agent and each Issuing Bank shall have consented to each New Lender becoming a Lender;

(ii)   the Borrower and each Consenting Lender, Increased Ratable Portion Lender, Reduced Ratable Portion Lender and Terminated Lender shall execute and deliver to the Administrative Agent for its acceptance as to form documentation embodying the provisions of the Committed Amount Increase Confirmation relating to the changes in the amount of each Lender’s Committed Amount and Loans, if any, to be effected on such Committed Amount Change Effective Date;

(iii)   upon acceptance of such documentation by the Administrative Agent on or before the Committed Amount Change Effective Date, and so long as no Default or Event of Default has occurred and is continuing, (1) the Administrative Agent shall give prompt notice of such acceptance to each Lender, (2) such acceptance shall become effective, and each Lender or New Lender’s Committed Amount shall be adjusted to the amount specified therein, on such Committed Amount Change Effective Date pursuant to this Section 2.05, Section 2.19 and Section 10.04; and

(iv)   the Borrower shall, by wire transfer of immediately available funds, pay to the Administrative Agent for the account of each Lender (including each New Lender) the Committed Amount Increase Fee owing to such Lender, if any.

(f)     Funding. On each Committed Amount Change Effective Date on which the aggregate Committed Amounts are increased and in the event there are any Increased Ratable Portion Lenders:

(i)     If, on such date, there are any Loans outstanding, (3) each Increased Ratable Portion Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Increased Ratable Portion Lender’s New Funds Amount as of the applicable Committed Amount Change Effective Date, which amount, for each such Increased Ratable Portion Lender, shall constitute Loans made by such Increased Ratable Portion Lender to the Borrower pursuant to Section 2.02 on such Committed Amount Effective Date, and (4) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each Reduced Ratable Portion Lender its Reduced Funds Amount for such Committed Amount Change Effective Date, which amount for each such Reduced Ratable Portion Lender shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reduced Ratable Portion Lender together with all amounts owing to such Lender pursuant to Section 2.16; and

(ii)    If, on such date, any LC Exposure (including any Letter of Credit) is outstanding, each then Increased Ratable Portion Lender shall be deemed to have purchased and had transferred to it and each Reduced Ratable Portion Lender, shall be deemed to have sold and transferred to each such Increased Ratable Portion Lender, such undivided interest and participation in such Reduced Ratable Portion Lender’s interest and participation in all then outstanding LC Exposure (including Letters of Credit), to the extent necessary so that such undivided interests and participations of all Lenders (including each New Lender) shall accord with their respective Ratable Portions after giving effect to the increase in the aggregate Committed Amounts on such Committed Amount Change Effective Date.

(g)    Maximum Amount Reallocation. After giving effect to any increase in the aggregate Committed Amounts, the unused Maximum Amount allocated to each Lender shall be such Lender’s Ratable Portion of the aggregate unused Maximum Amounts immediately after giving effect to such increase in the aggregate Committed Amounts (including all assignments among Lenders in connection therewith).

SECTION 2.06    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account from any Issuing Bank pursuant to a Letter of Credit Request, at any time and from time to time during the Availability Period (subject to Section 2.06(c)). In the event of any inconsistency between the terms and conditions of this Agreement or the Letter of Credit Request, on the one hand, and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, on the other hand, the terms and conditions of this Agreement and the Letter of Credit Request shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Available Amount.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date requested (which shall be a Business Day), which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Ratable Portion of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Committed Amounts or Maximum Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. At least once per quarter, the Administrative Agent shall provide each Lender with a schedule showing the amount of such Lender’s participations in outstanding Letters of Credit; provided, that the Administrative Agent shall have no liability for any failure to comply with this provision.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Portion thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Ratable Portion of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Governmental Requirements) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, or to the extent required by Section 2.11(c), the Borrower shall, within two Business Days, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account and cash collateral. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08    Interest Elections.

(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)   if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of Committed Amounts and Maximum Amounts.

(a)    Unless previously terminated, each Committed Amount and Maximum Amount shall terminate on the Maturity Date.

(b)    The Borrower may at any time terminate in full the aggregate Committed Amounts and Maximum Amounts. The Borrower may reduce the aggregate Committed Amounts from time to time pursuant to Section 2.05(b), provided that the Borrower shall not terminate or reduce the aggregate Committed Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the aggregate Committed Amounts.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate all Committed Amounts or Maximum Amounts at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Committed Amounts and Maximum Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the aggregate Committed Amounts and Maximum Amount shall be permanent.

SECTION 2.10    Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after an increase or reduction in such Lender’s Committed Amount pursuant to an assignment made pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11    Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Committed Amounts or Maximum Amounts as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16(a).

(c)    If, at any time, the total Revolving Credit Exposure outstanding at such time exceeds the Available Amount, then the Borrower shall prepay the Loans to the extent of such excess on the date such excess first occurs and, if such prepayment does not result in such excess being $0 because of outstanding Letters of Credit, then the Borrower shall cash collateralize such Letters of Credit pursuant to Section 2.06(j) to the extent of such remaining excess.

SECTION 2.12    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at an annual rate equal to the applicable Unused Fee on Committed Amount, on the daily amount of such Lender’s unused Committed Amount during the period from and including the Effective Date to but excluding the date on which its Committed Amount terminates; provided that, if such Lender continues to have any Revolving Credit Exposure (other than un-reimbursed LC Disbursements) after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure (other than un-reimbursed LC Disbursements) from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure (other than un-reimbursed LC Disbursements). Accrued Unused Fees on Committed Amounts shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the aggregate Committed Amounts terminate, commencing on the first such date to occur after the date hereof, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Committed Amount terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Committed Amounts and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Committed Amounts terminate and any such fees accruing after the date on which the Committed Amounts terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)    The Borrower agrees to pay the Committed Amount Increase Fees as, when and in the amounts due as required by Section 2.05.

(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13    Interest.

(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Committed Amounts; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)     In the event that any financial statements delivered pursuant to this Agreement, or any certificate delivered pursuant to Section 5.01(d), is shown to be inaccurate (regardless of whether this Agreement or the Committed Amounts are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and/or a higher Unused Fee on Committed Amount for any period (an “Applicable Period”) than the Applicable Margin or Unused Fee on Committed Amount, as applicable, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate in the form of the certificate described in Section 5.01(d), (ii) such higher Applicable Margin and/or higher Unused Fee on Committed Amount shall be applied to such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and expense owing as a result of such increased Applicable Margin and Unused Fee on Committed Amount for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 7.02. This Section 2.13(f) shall not limit the rights of the Administrative Agent and the other Secured Parties with respect to Section 2.13(c) or Article VII.

SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15    Increased Costs.

(a)    If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank; or

(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16   Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 2.05(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17    Taxes.

(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(c)    The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Governmental Requirements, such properly completed and executed documentation prescribed by applicable Governmental Requirements or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address set forth for the Administrative Agent in Section 10.01 in the State of New York (its “Principal Office”), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16(a), Section 2.17 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Governmental Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19   Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender defaults in its obligation to fund Loans hereunder or if any Lender becomes a Non-Consenting Lender or a Partially Consenting Lender pursuant to Section 2.05(c), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Committed Amount is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender, other than a Non-Consenting Lender, shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower, in each case with respect to itself and, as applicable, its subsidiaries (other than Non-Controlled Unrestricted Subsidiaries) and, to its Knowledge, Joint Ventures and Non-Controlled Unrestricted Subsidiaries, each represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers. It and each of its subsidiaries and Joint Ventures is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (in each case, except, with respect to each Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and to own and lease its Property (in each case, except, with respect to each Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. There is no existing default under any Organizational Document of it or any of its Restricted Subsidiaries or event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder. There is no existing default under any Organizational Document of any Unrestricted Subsidiary or Joint Venture or event which, with the giving of notice or passage of time or both, would constitute a default thereunder except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02    Authorization; Enforceability. The Transactions are within its and the other Borrower Parties’ corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions n) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Liens created and granted under the Security Documents, (b) will not violate any Governmental Requirement, (c) will not violate the Organizational Documents of it or any of its subsidiaries or Joint Ventures, except, if no Borrower Party is a party to such an Organizational Document pertaining to an Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any of its subsidiaries or Joint Ventures or their respective assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, except, with respect to indentures, agreements or other instruments of Unrestricted Subsidiaries or Joint Ventures, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Property of it or any of its Restricted Subsidiaries, except Liens created and granted under the Security Documents.

SECTION 3.04    Financial Condition; No Material Adverse Change.

(a)    The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, partners’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by one of its Financial Officers; and

(b)    The Parent has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, partners’ equity and cash flows of the Borrower (i) as of and for the fiscal year ended December 31, 2005, reported on by Deloitte & Touche LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal quarter ended June 30, 2006, certified by one of its Financial Officers.

(c)    Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of, with respect to Section 3.04(a), the Parent and its consolidated subsidiaries and, with respect to Section 3.04(b), the Borrower and its consolidated subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in Sections 3.04(a)(ii) and 3.04(b)(ii).

(d)    Since December 31, 2005, there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05    Other Obligations and Restrictions. Except for Indebtedness not prohibited by Section 6.01 and other liabilities incurred in the ordinary course of business, neither it nor any of its Restricted Subsidiaries has any outstanding liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Parent or material with respect to the Parent’s consolidated financial condition and that are not shown in the financial statements delivered pursuant to Section 3.04 or shown on Schedule 3.05. It and each of its Restricted Subsidiaries has paid all material Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or Property, except to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 5.04(a).

SECTION 3.06    Properties.

(a)    Generally. Except as set forth on Schedule 3.06(a), it and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its Property material to the Borrower’s Business or, in the case of a Material Subsidiary, material to its business, free and clear of all Liens except for Liens permitted by Section 6.02 and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct such business as currently conducted or to utilize such Properties for their intended purposes. Its tangible personal Property and the tangible personal Property of each of its Restricted Subsidiaries that is material to the Borrower’s Business or, in the case of a Material Subsidiary, material to its business, is in good operating order and condition (ordinary wear and tear occurring in the ordinary course of business or caused by Casualty Events excepted) in accordance with industry standards.

(b)    Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Effective Date contain a true, correct and complete list of each interest in Real Property and Pipelines owned by it and each of its Restricted Subsidiaries as of the Effective Date that do not constitute Mortgaged Property and describes the type of interest therein held by such Person and whether such owned Real Property or Pipeline is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or Pipeline or any interest therein or contains any right of first refusal relating to any sale of such Real Property or Pipeline or any interest therein; provided, however, that such Schedules are not required to list Rights-of-Way that are not subject to the Liens granted in the Mortgages solely because such Rights-of-Way contain transfer restrictions that prohibit such grant. As of the Effective Date, with respect to all Real Property and Pipelines, there are no leases in which it or any of its Restricted Subsidiaries holds the lessor’s interest for which the annual rent or similar payment exceeds $5,000 per year per arrangement.

(c)    Collateral. It and each of its Restricted Subsidiaries owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing of, necessary for or material to the Borrower’s Business or, in the case of a Material Subsidiary, material to its business, in each case as currently conducted. The use by it and each of its Restricted Subsidiaries of such Collateral and all rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding asserting that it or any of its subsidiaries’ use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Permits, etc. It and each of its Restricted Subsidiaries has all permits, licenses and authorizations required in connection with the conduct of its businesses, and is in compliance with the terms and conditions of all such permits, licenses and authorizations, except where the failure to have or comply with such permits, licenses and authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.07    Litigation.

(a)    There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of it, threatened against or affecting it or any of its subsidiaries, Joint Ventures or any business, Property or rights of it or any of its subsidiaries or Joint Ventures that (i) if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) could reasonably be expected to adversely affect any rights or remedies of the Secured Parties under any Loan Document or the Transactions.

(b)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)    No Casualty Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08    Compliance with Laws and Agreements. It and each of its subsidiaries and Joint Ventures is in compliance with all laws, regulations and orders of any Governmental Authority and all indentures, agreements and other instruments applicable to or binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09    Default. No Default has occurred and is continuing.

SECTION 3.10    Investment Company Status. Neither it nor any of its subsidiaries or Joint Ventures is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, except, with respect to each Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

SECTION 3.11    Taxes. It and each of its subsidiaries and Joint Ventures has (a) timely filed or caused to be timely filed, or an extension has been obtained for the filing of, all material federal Tax returns and all material state, local and foreign Tax returns or materials required to have been filed by it or such subsidiary and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes (whether or not shown on any Tax return) due and payable, collectible and remittable by it or such subsidiary and all assessments received by it or such subsidiary or Joint Ventures, except Taxes that (i) if Taxes of a Borrower Party, are being contested in good faith by appropriate proceedings and for which it or such Restricted Subsidiary has set aside on its books and records adequate reserves in accordance with GAAP and (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It and each of its subsidiaries and Joint Ventures (other than those Joint Ventures that do not prepare GAAP financial statements) has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except where the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits relating to it or any of its subsidiaries or Joint Ventures that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.12    ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.13    Disclosure; No Material Misstatements. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject (and all other matters known to it) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of it or any of its subsidiaries or Joint Ventures to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or included therein or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, to the extent such information relates to the business of an Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14    Insurance. Schedule 3.14 hereto contains an accurate and complete description of all material policies of fire, liability, worker’s compensation and other forms of insurance that are owned or held by or could accrue to the account of it and its subsidiaries and Joint Ventures as of the Effective Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy, in each case, except with respect to any such policies of an Unrestricted Subsidiary or Joint Venture as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such policies (a) are sufficient for compliance with all Governmental Requirements and all agreements to which it is a party, (b) are valid, outstanding and enforceable policies, (c) provide adequate insurance coverage for the assets and operations of it and its subsidiaries in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or similar business, (d) will remain in full force and effect through the respective dates set forth in Schedule 3.14 without the payment of additional premiums, except for policies for which premiums were based on estimated amounts and are subject to periodic adjustments, and (e) will not in any way be affected by, or terminate or lapse by reason of, the Transactions except, in the case of (a) through (e) to the extent such policies relate to the business of any Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. On or prior to the Effective Date, the Borrower shall have used commercially reasonable efforts to cause such insurance policies relating to the Parent, the Borrower or any Restricted Subsidiary to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable.

SECTION 3.15    Material Agreements. Schedule 3.15 hereto contains a complete and correct list of all Material Agreements of it and its Restricted Subsidiaries (other than the Loan Documents) in effect as of the Effective Date. Copies of such documents have been provided to the Administrative Agent. All Material Agreements are in full force and effect (except any such Material Agreement that has expired by its terms) and neither it nor any of its Restricted Subsidiaries is in default thereunder, and there is no uncured default by any affiliate predecessor in interest to it or any of its Restricted Subsidiaries or, to its Knowledge, by any predecessor in interest to it or any of its Restricted Subsidiaries (other than an affiliate predecessor) or counterparty thereto and neither it nor any of its Restricted Subsidiaries has altered or amended any material item or provision of any Material Agreement except where such alterations or amendments, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Administrative Agent, the Issuing Banks or the Lenders.

SECTION 3.16    Imbalances. As of the Effective Date, except as set forth on Schedule 3.16, on a net basis there are no imbalances under its Material Agreements or with respect to which it could reasonably be expected to incur a material liability.

SECTION 3.17    Solvency. After giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the Properties of it and each of its subsidiaries (individually as to any Borrower Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries and determined on a going concern basis) will exceed the probable liability of its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of it and each of its subsidiaries (individually as to any Borrower Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) it and each of its subsidiaries (individually as to any Borrower Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) it and each of its subsidiaries (individually as to any Borrower Party, and on a consolidated basis with its and its subsidiaries respective subsidiaries) will not have unreasonably small capital with which to conduct business in which it is engaged as such business is now conducted and is proposed to be conducted.

SECTION 3.18    Labor Disputes and Acts of God. (a) As of the Effective Date, there are no strikes, lockouts or slowdowns against it or any of its Restricted Subsidiaries pending or, to the Knowledge of it or any of its Restricted Subsidiaries, threatened. The hours worked by and payments made to employees of it or any of its subsidiaries or Joint Ventures have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect. All payments due from it or any of its subsidiaries or Joint Ventures or for which any claim may be made against it or any of its subsidiaries or Joint Ventures on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of it or such subsidiary or Joint Venture, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it or any of its Restricted Subsidiaries is bound.

(b)    Except as disclosed in Schedule 3.18, neither the business nor the Properties of it nor any of its subsidiaries or Joint Ventures has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19    Equity Interests and Subsidiaries. (a) Schedule 3.19(a) dated the Effective Date sets forth a list of (i) all of the Subsidiaries and Joint Ventures and their jurisdictions of organization as of the Effective Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date, and Schedule 10 to the Perfection Certificate dated the Effective Date sets forth the same information with respect to each Restricted Subsidiary as of the Effective Date. All Equity Interests of each of its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Partnership Act (or any similar provision of any similar statute), and, other than the Equity Interests owned by the General Partner, are owned by the Parent directly or indirectly through Wholly Owned Subsidiaries. All of the general partner Equity Interests of the Parent are owned directly or indirectly by the General Partner. Except as set forth on Schedule 6.02, it and each of its Restricted Subsidiaries is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Guarantee and Collateral Agreement, and there are no outstanding options, warrants or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Restricted Subsidiaries, other than the Borrower, are Guarantors.

(b)    No Consent of Third Parties Required. No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the Lien granted to the Administrative Agent for the benefit of the Secured Parties on the Equity Interests pledged under the Guarantee and Collateral Agreement or the exercise by the Administrative Agent of the voting or other rights with respect to such Equity Interests provided for in the Guarantee and Collateral Agreement or the exercise of remedies in respect thereof, except for those consents set forth on Schedule 3.19(b) and consents that have been obtained.

(c)    Organizational Chart. An accurate organizational chart, showing the ownership structure of the Parent, the Borrower and each Subsidiary and Joint Venture as of the Effective Date and after giving effect to the Transactions is set forth on Schedule 3.19(c).

SECTION 3.20    Intellectual Property.

(a)    Ownership/No Claims. It and each of its Restricted Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does it nor any of its Restricted Subsidiaries know of any valid basis for any such claim, in each case that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by it and each of its subsidiaries does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Registrations. Except pursuant to licenses and other user agreements entered into by it and each of its Restricted Subsidiaries in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Effective Date (i) it and each of its Restricted Subsidiaries owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark material to the Borrower’s Business and listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations material to the Borrower’s Business and listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)    No Violations or Proceedings. To its Knowledge, on and as of the Effective Date, there is no material violation by others of any right of it or any of its Restricted Subsidiaries with respect to any copyright, patent or trademark material to the Borrower’s Business listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of it or any such Restricted Subsidiary except as may be set forth on Schedule 3.20(c).

SECTION 3.21    Environmental Matters. Neither it nor any of its subsidiaries or Joint Ventures nor any of their respective Facilities or operations for which they are liable (a) has any Environmental Liability or (b) is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) (“CERCLA”) or any comparable state law which it reasonably expects will lead to liability having a Material Adverse Effect. None of its or any of its subsidiaries’ or Joint Ventures’ Real Property, Pipelines or Facilities is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority, including any such listing relating to petroleum, where the inclusion on such list(s) could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, there are and have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against it or any of its subsidiaries or Joint Ventures that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with reasonably foreseeable future requirements pursuant to or under Environmental Laws is not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, no event or condition has occurred or is occurring with respect to it or any of its subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has resulted in or could reasonably be expected to have a Material Adverse Effect. No material Lien has been recorded or, to its Knowledge, threatened, under any Environmental Law with respect to any Property, including Real Property and Pipelines, of it or any Restricted Subsidiary. It has made or has caused its Restricted Subsidiaries to make available to the Administrative Agent all material records and files in their possession concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Restricted Subsidiaries. It has made, has caused its Unrestricted Subsidiaries to make, and has used commercially reasonable efforts to cause its Joint Ventures to make available to the Administrative Agent all records and files in their possession concerning compliance by it and its subsidiaries and Joint Ventures, as applicable, with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Unrestricted Subsidiaries or Joint Ventures, if the contents of such records and files relate to events or occurrences that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.22    Reserved.

SECTION 3.23    Security Documents. (a)  Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Guarantee and Collateral Agreement), the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case with no other Liens except for Permitted Encumbrances.

(b)    Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent for the benefit of the trustee named therein and the Lenders, legal, valid and enforceable First Priority Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(c)    Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in such Collateral, in each case with no other Liens except for applicable Permitted Encumbrances.

SECTION 3.24    Anti-Terrorism Law.

(a)    Neither it nor any of its subsidiaries or Joint Ventures nor, to its Knowledge, any of its Affiliates, is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)    Neither it nor any of its subsidiaries or Joint Ventures nor, to its Knowledge, any of its Affiliates or broker or other agent of it or any of its subsidiaries or Joint Ventures acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)   a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)   a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)    Neither it nor any of its subsidiaries or Joint Ventures nor, to its Knowledge, any broker or other agent of it or any of its subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)    Notwithstanding anything in Section 3.24(a) through (c) to the contrary, such representations to the extent applying to the actions of a Person that is not a Borrower Party shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

SECTION 3.25    Federal Reserve Regulations. Neither it nor any of its subsidiaries or Joint Ventures is engaged principally or as one of its important activities in the business of extending credit for the purpose of buying or carrying Margin Stock, except, with respect to each Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly, whether used immediately, incidentally or ultimately, for any purpose that entails a violation of or that is inconsistent with the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X. The pledge of the Equity Interests pledged pursuant to the Guarantee and Collateral Agreement does not violate such regulations.

SECTION 3.26    Use of Proceeds. The Borrower has used the proceeds of the Loans in accordance with Section 5.08.

ARTICLE IV
CONDITIONS

SECTION 4.01    Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Akin Gump Strauss Hauer & Feld LLP, counsel for the Borrower Parties, substantially in the form of Exhibit E, and covering such other matters relating to the Borrower Parties, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request and (ii) the Persons described in clause (a)(iii) of the definition of “Effective Date Real Property Requirements.” The Borrower hereby requests such counsels to deliver such opinions.

(c)    The Administrative Agent shall have received the following, in each case in form and substance satisfactory to the Arrangers and their counsel: (i) copies of each Organizational Document executed and delivered by each Borrower Party and the General Partner, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of each Borrower Party and the General Partner executing any Loan Document on behalf of such Borrower Party or the General Partner, (iii) resolutions of the board of directors or similar governing body of each Borrower Party or the General Partner or a Borrower Party’s general partner approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Borrower Party or the General Partner is a party or by which its assets may be bound as of the Effective Date by its secretary or any assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Borrower Party’s and the General Partner’s jurisdiction of organization or formation and in each jurisdiction in which such Borrower Party and General Partner is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date; and (v) such other documents as either Arranger may reasonably request.

(d)    The organizational structure of the Parent and the Subsidiaries shall be reasonably satisfactory to the Arrangers.

(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and certifying compliance with Section 3.17 as of the Effective Date after giving effect to the initial Loans hereunder.

(f)     The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)    The Administrative Agent shall have received reasonable satisfactory evidence that all loans, letters of credit and other obligations owing pursuant to the Existing Credit Agreement shall have been paid in full and all commitments and obligations thereunder shall have been terminated.

(h)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by and the validity against each Borrower Party and the General Partner of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(i)     The Administrative Agent shall have received a letter duly executed and delivered by the Process Agent dated on or prior to the Effective Date pursuant to which it accepts its appointment as Process Agent for the Borrower Parties hereunder and for the Borrower Parties and the General Partner under the other Loan Documents.

(j)     The Administrative Agent shall have received the Security Documents, including financing statements, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and perfecting Liens in the Collateral satisfactory to it.

(k)    The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of the Parent, together with all attachments contemplated thereby, including (i) certified copies of UCC, Tax and judgment Lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, Lien notices or comparable documents that name the Parent, the Borrower or any Subsidiary as debtor and that are filed in the state and county jurisdiction in which the Parent, the Borrower or any Subsidiary is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral and (ii) UCC termination statements (or similar documents) duly authorized or executed, as appropriate, by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search, including with respect to any Liens created and granted in connection with the Existing Credit Agreement.

(l)     The Administrative Agent shall have received the certificates, if any, representing the limited partnership interests and general partnership interest pledged pursuant to the Security Documents, together with an undated stock power or equivalent for each such certificate executed in blank by a Responsible Officer of the pledgor thereof.

(m)    All other Property in which the Administrative Agent shall, at such time, be entitled to have a Lien in its favor for the benefit of the Secured Parties pursuant to any Loan Document shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary or desirable for the purpose of perfecting the Administrative Agent’s Lien in such Collateral for the benefit of the Secured Parties.

(n)    The Administrative Agent shall have received a certificate of insurance coverage of the Parent and the Subsidiaries evidencing that the Parent and the Subsidiaries are carrying insurance in accordance with Section 5.12, and the Borrower shall have used commercially reasonable efforts (as determined in the discretion of the Administrative Agent) to cause such certificates to (i) show that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable.

(o)    The Administrative Agent and the Lenders shall have received and shall be satisfied with (i) the financial statements referred to in Section 3.04 and (ii) financial projections of the Parent and its Subsidiaries’ statement of operations through the fiscal year ending December 31, 2009, which shall show compliance with Section 6.15 on a Pro Forma Basis through such date.

(p)    The Administrative Agent and the Lenders shall have completed and be satisfied with their due diligence review of the Borrower Parties and their operations, including title, environmental, engineering, marketing, financial condition and such other matters as the Administrative Agent or the Lenders may reasonably determine.

(q)    The Administrative Agent (and, if requested by a Lender, each such Lender) shall have received and be reasonably satisfied with all existing reports and similar documents of the Parent and the Subsidiaries relating to environmental matters, other than such documents that are either (i) immaterial or (ii) solely ministerial and ordinary course in nature.

(r)     The Administrative Agent shall have received and be reasonably satisfied with copies of all Material Agreements that are in effect on the Effective Date.

(s)    The Parent and the Subsidiaries shall have complied with the Effective Date Real Property Requirements to the satisfaction of the Lenders.

(t)     The Parent and the Subsidiaries shall have paid or made arrangements to pay all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on November 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Committed Amounts and allocated Maximum Amounts shall terminate at such time).

Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders unless the Administrative Agent and the Arrangers shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02   Each Credit Event. The obligation of each Lender to make a Loan (including conversions and continuations of Loans) on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Parent, the Borrower, the General Partner or any Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except such representations and warranties that are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)    The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by it.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V
AFFIRMATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amount has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenant and agree with the Lenders that (it being understood that to the extent such covenants and agreements apply to Joint Ventures or Non-Controlled Unrestricted Subsidiaries, such covenants and agreements shall only require that the Borrower and the Restricted Subsidiaries vote (to the extent such vote would not constitute a breach of fiduciary duty) their respective voting Equity Interests in such Joint Venture or Non-Controlled Unrestricted Subsidiary, and that any directors and managers appointed by such Person also vote (to the extent such vote would not constitute a breach of fiduciary duty), (a) in favor of actions that could reasonably be expected to cause compliance with such covenants or agreements as written (if compliance could not reasonably be expected without such action) and (b) against actions that could reasonably be expected to cause a violation of such covenants or agreements as written):

SECTION 5.01    Financial Statements; Ratings Change and Other Information. It will furnish to the Administrative Agent:

(a)    no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Parent:

(i)    the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Parent as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(ii)    the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results and operations and cash flows of the Borrower and the Borrower’s consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    as soon as available, but in any event within forty-five days of the end of the first three fiscal quarters of the Parent and the Borrower, the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited consolidated statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year) and the unaudited consolidated statement of partners’ capital for the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and the Parent’s consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    (i) together with the financial statements delivered in clause (a) above, the unaudited balance sheet and related statements of operations, owners’ capital and cash flows of each of the Parent’s Unrestricted Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and (ii) together with the financial statements delivered in clause (b) above, for each of the Parent’s Unrestricted Subsidiaries, the unaudited balance sheet as of the end of such fiscal quarter, the unaudited statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year) and the unaudited statement of owners’ capital for the then elapsed portion of the fiscal year, in the case of (i) and (ii) all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of such Unrestricted Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.15, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower either (i) attaching a supplement to the Perfection Certificate showing all changes and updates to the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented or (ii) confirming that there has been no change in the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented;

(f)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and such accounting firm’s internal policies and procedures);

(g)    concurrently with the delivery of the certificate required by clause (d) above, and additionally on any other day when the Borrowing Base changes, including because of any change to Adjusted Consolidated EBITDA intra-quarter because of transactions being accounted for on a Pro Forma Basis or the redesignation of a Restricted Subsidiary or an Unrestricted Subsidiary, a certificate of a Financial Officer of the Borrower setting forth the Borrower’s calculation of the Borrowing Base based on the Test Period most recently ended (the “Borrowing Base Certification”).

(h)    promptly upon their becoming available, true and correct copies of (i) all financial statements, reports, notices and proxy statements sent by the Parent to its unitholders and all registration statements, periodic reports and other statements and schedules filed by the Parent or the Subsidiaries with and as required by the SEC and made available on EDGAR, which shall be made available on the Parent’s website, and (ii) as reasonably requested by the Administrative Agent, all reports, forms and notices filed by the Parent or the Subsidiaries with FERC or any similar Governmental Authority;

(i)     promptly upon the receipt thereof by the Borrower or any other Borrower Party, a copy of any “management letter” received by any such Person from its certified public accountants that indicates, in the reasonable good faith judgment of the General Partner’s board of directors (or the board of directors of the general partner of the Borrower), a potential material weakness in such Person’s internal controls or procedures and the management’s responses thereto;

(j)     on or before the first day of each fiscal year of the Parent, a copy of the annual budget and projections for such fiscal year for the Parent and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such budget and projections have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect;

(k)    within thirty days after the end of any fiscal quarter of the Borrower, a hedging position report in a form reasonably satisfactory to the Administrative Agent;

(l)     at any time upon or after the Parent or any Restricted Subsidiary having Indebtedness rated by Moody’s or S&P, prompt written notice of such rating or change in such rating;

(m)       a notice within the time period required by applicable SEC rules of it or any Restricted Subsidiary entering into or terminating a Material Agreement, including, upon the request of the Administrative Agent, a copy of any new Material Agreement; and

(n)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, any Subsidiary or Joint Venture (including unaudited consolidating financial statements), or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Any information that Borrower is required to deliver to the Administrative Agent or any Lender pursuant to this Section 5.01 shall be deemed delivered if and when such information is filed on EDGAR or the equivalent thereof with the SEC.

SECTION 5.02    Notices of Material Events. The Parent and the Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or any other claim (i) against or affecting the Parent or any Subsidiary or Joint Venture, that, if adversely determined, could reasonably be expected to result in liability of the Borrower Parties, taken as a whole, in an aggregate amount exceeding $500,000 or (ii) relating to any Loan Document;

(c)    if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial Withdrawal Liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of each of the Borrower and the Parent setting forth details as to such occurrence and action, if any, which the Borrower, the Parent or applicable ERISA Affiliate is required or proposes to take, but only to the extent occurrences described in the preceding clauses (i) through (vii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d)    any Environmental Claim or Environmental Liability that could reasonably be expected to exceed $500,000 or more, or any notice of potential liability under Environmental Laws that might reasonably be expected to exceed such amount;

(e)    the occurrence of (i) any material Casualty Event relating to Property of the Parent or any Restricted Subsidiary or (ii) any Casualty Event relating to the Property of an Unrestricted Subsidiary or Joint Venture if such Casualty Event could reasonably be expected to have a Material Adverse Effect;

(f)     the incurrence of any material Lien against the Collateral unless such Liens are permitted by Section 6.02; and

(g)    any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Existence; Conduct of Business.

(a)    It will, and will cause its subsidiaries and Joint Ventures to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.03 or Section 6.06 or, in the case of any subsidiary or Joint Venture, where the failure to perform such obligation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    (i) It will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, leases, servitudes, easements, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary for the conduct of its and its subsidiaries’ business; (ii) it will or will cause its Restricted Subsidiaries to maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) it will and will cause its subsidiaries and Joint Ventures to comply with all applicable Governmental Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or restrictions of record or agreements affecting the Real Property or Pipelines) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; (iv) it will pay and perform and cause its Restricted Subsidiaries to pay and perform its and their respective obligations under all leases and Loan Documents; and (v) it will at all times and will cause its subsidiaries and Joint Ventures at all times to preserve and protect all Property material to the conduct of such business and keep all such Property in good working order and condition (other than wear and tear occurring in the ordinary course of business or caused by Casualty Events) and from time to time make or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of each of clause (i) through (v) above, where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (x) sales of Property, consolidations or mergers by or involving it or any of its subsidiaries in accordance with Section 6.03 and Section 6.06, (y) the withdrawal by it or any of its subsidiaries of its or their respective foreign qualification in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (z) the abandonment by it or any of its subsidiaries or Joint Ventures of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to such Person’s business or are no longer commercially desirable.

SECTION 5.04    Payment of Obligations and Taxes. It will, and will cause each of its Restricted Subsidiaries to, pay its and their respective material Indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or them or its or their respective income or profits in respect of its or their respective Property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than any Lien permitted by Section 6.02 upon such Properties or any part thereof, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect. It will and will cause each of its subsidiaries and Joint Ventures to timely file all material Tax returns, unless the failure to file such Tax returns of an Unrestricted Subsidiary or Joint Venture could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.05    Material Agreements. It will, and will cause each its Restricted Subsidiaries to (a) maintain in full force and effect each Material Agreement to which it is party except any such Material Agreement as shall expire by its terms, (b) observe and comply with the terms of each such Material Agreement and enforce the observance and compliance thereof by the counterparties thereto, (c) maintain in full force and effect its Organizational Documents including the Partnership Agreement, and (d) observe and comply with the terms of such Organizational Documents and enforce the observance and compliance thereof by the counterparties thereto, except, in each case, where the failure to so maintain, observe or comply, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Administrative Agent, the Issuing Banks or the Lenders.

SECTION 5.06    Books and Records; Inspection Rights. It will, and will cause each of its subsidiaries and Joint Ventures to, in all material respects, keep proper books of record and account in which full, true and correct entries (in conformity with Governmental Requirements, as applicable) allowing for financial statements to be prepared in conformity with GAAP are made of all dealings and transactions in relation to the Borrower’s Business and the business of each Material Subsidiary, except, with respect to any Unrestricted Subsidiary or Joint Venture, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Upon reasonable notice, it will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, to visit and inspect the financial records and Property of such Person at reasonable times during normal business hours and as often as reasonably requested and at such time to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Person with the officers and employees thereof and advisors thereof (including independent accountants).

SECTION 5.07    Compliance with Laws. It will, and will cause each of its subsidiaries and Joint Ventures to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership purposes of the Borrower and the other Borrower Parties (including for distributions to its holders of Equity Interests to allow the Parent to make distributions to its holders of Equity Interests, in each case, to the extent permitted by Section 6.08, and to make Acquisitions to the extent permitted by Section 6.05), and the proceeds of the Loans made on the Effective Date can and shall also be used to pay in full all loans and other obligations owing pursuant to the Existing Credit Agreement. The Letters of Credit shall be used for general business purposes in the ordinary course of business. Notwithstanding anything in this Section 5.08 to the contrary, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 5.09    Environmental Laws.

(a)    It shall at its sole expense: (i) comply and cause its and its subsidiaries’ and Joint Ventures’ Properties and operations to comply with all Environmental Laws, the breach of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) not dispose or permit any of its subsidiaries to dispose of or otherwise release any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or its subsidiaries’ or Joint Ventures’ Property or any other Property to the extent caused by its or any of its subsidiaries’ or Joint Ventures’ operations, the disposal or release of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) timely obtain or file and cause each of its subsidiaries and Joint Ventures to timely obtain and file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under Environmental Law to be obtained or filed in connection with operation or use of its or its subsidiaries’ or Joint Ventures’ Properties, which failure to obtain or file could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) promptly commence or cause each of its subsidiaries and Joint Ventures to promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, clean-up, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Law because of or in connection with the actual or alleged past, present or future disposal or other release or any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or any of its subsidiaries’ or Joint Ventures’ Properties, which failure to commence and diligently prosecute to completion could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) establish and implement and cause each of its subsidiaries and Joint Ventures to establish and implement such procedures as may be necessary to continuously determine and assure that its and its subsidiaries’ and Joint Ventures’ obligations under this Section 5.10(a) are timely and fully satisfied, which failure to establish and implement could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    If a Default caused by reason of a breach of Section 3.21 or Section 5.09(a) shall have occurred and be continuing for more than twenty days after it or its subsidiaries or Joint Ventures become aware of such Default without it or its subsidiaries or Joint Ventures commencing activities reasonably likely to cure such Default or otherwise responding to such Default as required by Environmental Laws, then at the reasonable request of the Administrative Agent or the Required Lenders, it will provide or cause its subsidiaries or Joint Ventures to provide, at its expense, an environmental assessment report regarding the matters that are the subject of such Default, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent indicating the environmental conditions creating the Default and the estimated cost of any compliance or response to address them; provided, however, that it will not be required to conduct any invasive procedures in connection with any such assessment. If any invasive procedures are performed in connection with any such assessment, it will provide or cause its Subsidiaries to provide information relating to such invasive procedures to the Administrative Agent.

SECTION 5.10    Additional Collateral; Additional Guarantors.

(a)    With respect to any right, title or interest of it or any of its Restricted Subsidiaries in (x) any Equity Interests, Real Property, Pipelines or other Property of a type subject to the Security Documents and acquired after the date of this Agreement, (y) any Property of a type subject to the Security Documents and arising from Organic Growth, or (z) Real Property or Pipelines located in the State of Oklahoma and owned by the Borrower Parties on the Effective Date if the Consolidated EBITDA contributed by the operation of such Real Property and Pipelines located in the State of Oklahoma at any time exceeds $50,000 in the aggregate in any fiscal quarter, it will, in the case of (x), (y) or (z), prior to or concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) (or, if sooner, within ten Business Days after such acquisition is consummated if the aggregate fair market value of all Equity Interests, Real Property or other Property so acquired since financial statements were last delivered under Section 5.01(a), (b) or (c) is greater than $5,000,000) (i) provide an updated Perfection Certificate to the Administrative Agent showing all changes and updates to the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented or confirming that there has been no change in the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented, and (ii) grant or cause to be granted to the Administrative Agent for the benefit of the Secured Parties a First Priority Lien of record on all such Equity Interests, Real Property, Pipelines and Property (other than such Equity Interests, Real Property, Pipelines and Property encumbered by prior Liens in existence at the time of the acquisition thereof and not created in anticipation of such acquisition, in which case the Lien of the Administrative Agent for the benefit of the Secured Parties shall be of such priority as is permitted by such prior Lien), upon terms substantially the same as those set forth in the Security Documents for Property of a similar type, and complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 had such Property been owned thereby on the date of this Agreement. It, at its own expense, shall execute, acknowledge and deliver, or cause its Restricted Subsidiaries to execute, acknowledge and deliver, and thereafter register, file or record, or cause its Restricted Subsidiaries to register, file or record, in an appropriate governmental office, any document or instrument deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens and deliver Uniform Commercial Code or other Lien searches in jurisdictions requested by the Administrative Agent with respect to such Equity Interests and other Property and legal opinions reasonably requested by the Administrative Agent or any Lender and shall pay, or cause to be paid, all taxes and fees related to such registration, filing or recording.

(b)    It will cause each Restricted Subsidiary that is created or acquired subsequent to the date of this Agreement to become a party to each applicable Loan Document, including the Guarantee and Collateral Agreement, and to promptly execute and deliver to the Administrative Agent all such documents, agreements and instruments necessary to accomplish such obligation, including supplements to the Perfection Certificate and legal opinions (if requested by the Administrative Agent or any Lender) relating to such Restricted Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. It will, or will cause its Restricted Subsidiaries to, pledge all of the Equity Interests of such newly created or acquired Restricted Subsidiary (including delivery of original stock certificates or other certificates evidencing the Equity Interests of such Restricted Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) to the Administrative Agent. The Parent and the Borrower shall cause 100% of the Equity Interests in all Restricted Subsidiaries to be pledged to the Administrative Agent at all times pursuant to the Guarantee and Collateral Agreement or, if the pledgor thereof is the General Partner, pursuant to the General Partner Pledge Agreement or a substantially similar agreement satisfactory to the Administrative Agent.

(c)    With respect to each Unrestricted Subsidiary and Joint Venture, it will pledge or cause its Restricted Subsidiaries to pledge its Equity Interests in each such Unrestricted Subsidiary and Joint Venture unless (x) such Equity Interests are otherwise required to be pledged in order to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture or to secure the obligations of the Borrower Party that directly owns such Equity Interests pursuant to a Guarantee permitted by Section 6.01(e), or (y) with respect to Joint Ventures, (A) the Organizational Documents of such Joint Venture prohibit such pledge or (B) such Equity Interests are otherwise required to be pledged to secure obligations to the other holders of Equity Interest in such Joint Venture; provided that in the event such Equity Interests are required to be so pledged, the direct parent of the Restricted Subsidiary that owns such pledged Equity Interests shall have pledged (pursuant to the Guarantee and Collateral Agreement) 100% of the Equity Interests of such Restricted Subsidiary.

SECTION 5.11    Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or any Lender, at its expense, it will execute, acknowledge and deliver, and cause its Restricted Subsidiaries to execute, acknowledge and deliver and thereafter register, file or record, and cause its Restricted Subsidiaries to register, file or record, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby with no other Liens thereon except as permitted by the Loan Documents, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. It will and will cause its Restricted Subsidiaries to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, it will and will cause its Restricted Subsidiaries to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by law to have appraisals prepared in respect of the Real Property of any Restricted Subsidiary constituting or about to become Collateral, it shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.12    Insurance.

(a)    Generally. It will and will cause its Restricted Subsidiaries to keep its and their respective insurable Property adequately insured at all times by reputable insurers that are, to the respective Knowledge of it or such Restricted Subsidiary, financially sound; and maintain other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the Borrower’s Business or material to the business of any Material Subsidiary against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)    Requirements of Insurance. The Borrower shall use commercially reasonable efforts to cause such insurance to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable. All such insurance shall be reasonably satisfactory in all other respects to the Administrative Agent.

(c)    Certificates. Concurrently with the annual renewal of the insurance required to be maintained pursuant to this Section 5.12, if requested by the Administrative Agent, the Borrower shall deliver a certificate or certificates of insurance showing that all insurance required to be maintained pursuant to this Section 5.12 has been obtained and is in effect to the Administrative Agent.

(d)    Flood Insurance. With respect to each portion of Mortgaged Property (other than Pipelines) on which improvements are located, it will and will cause its Restricted Subsidiaries to obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.13    Agreements Respecting Unrestricted Subsidiaries.

(a)    It will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Borrower or any Restricted Subsidiary and as such is solely responsible for its debts and other obligations, and such manner shall include the maintenance of a board of directors for such Unrestricted Subsidiary that contains at least one director that is not on the board of the Parent or any Restricted Subsidiary.

(b)    It will, in connection with any Indebtedness or Guarantee obligations incurred by each Unrestricted Subsidiary, except as permitted pursuant to Section 5.13(c) and Section 6.04(g)(i), (i) cause such Unrestricted Subsidiary to incur such Indebtedness only as a Non-Recourse Obligation, and (ii) cause such Unrestricted Subsidiary to incur any such Indebtedness or Guarantee obligations relating to borrowed money in excess of $1,000,000 only under a loan agreement, note, lease, instrument or other agreement that expressly states that such Indebtedness is being incurred by such Unrestricted Subsidiary as a Non-Recourse Obligation (for the avoidance of doubt, this clause (ii) is not intended to limit the restrictions set forth in Section 5.13 or Section 6.04 or elsewhere in the Loan Documents); provided that no such agreement, note, lease, instrument or other agreement shall be required to include such statement if such agreement, note, lease, instrument or other agreement was in effect on the date such Person became an Unrestricted Subsidiary.

(c)    Notwithstanding any provision of the Loan Documents to the contrary, the Borrower and the other Borrower Parties may incur Guarantee obligations in the ordinary course of business consisting of Guarantees of performance obligations of Unrestricted Subsidiaries as long as such Guarantees do not constitute Guarantees of payment or Guarantees of performance of obligations that would result in the payment of any Indebtedness; provided, that the amount that has been or could reasonably be expected to be incurred pursuant to all such performance Guarantees is not greater than $200,000 in the aggregate.

SECTION 5.14    Post-Effective Date Items. It will execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

ARTICLE VI
NEGATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amount has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenant and agree with the Lenders that:

SECTION 6.01    Indebtedness. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness incurred pursuant to this Agreement (including the Existing Letters of Credit);

(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)    Indebtedness of the Borrower to any Restricted Subsidiary of the Borrower and of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;

(d)    Guarantees by any Borrower Party of obligations of the Borrower or any Restricted Subsidiary of the Borrower that are otherwise permitted hereunder, and by any Restricted Subsidiary of the Borrower of obligations of the Borrower or any other Restricted Subsidiary of the Borrower that are otherwise permitted hereunder;

(e)    Guarantees by any Borrower Party of up to (i) an aggregate of $7,500,000 of Indebtedness of the Sandhill Joint Venture outstanding at any time, and (ii) an additional aggregate $2,000,000 of Indebtedness of one or more Joint Ventures, including the Sandhill Joint Venture, outstanding at any time;

(f)     Indebtedness pursuant to Hedging Agreements permitted pursuant to Section 6.07;

(g)    Indebtedness of any Borrower Party owing in connection with deferred payments of insurance premiums; provided that all such Indebtedness of all Borrower Parties shall not exceed $5,000,000 outstanding at any one time;

(h)    Indebtedness not to exceed $5,000,000 in the aggregate outstanding at any one time consisting of Non-Recourse Obligations of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition permitted pursuant to Section 6.05 (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that such Indebtedness exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition;

(i)     Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof, in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(j)     other unsecured Indebtedness; provided that (i) such other unsecured Indebtedness is on terms no less favorable to the Borrower Parties than the Loan Documents and (ii) such other Indebtedness has a maturity not earlier than the Maturity Date; and

(k)    Indebtedness constituting current trade liabilities in an aggregate outstanding amount at any one time not to exceed $150,000.

SECTION 6.02    Liens. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    Liens entered into under the Loan Documents, including the Security Documents;

(c)    any Lien on any Property or asset of it or any other Borrower Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens created pursuant to construction, operating, reciprocal easements, farmout and maintenance agreements, space lease agreements, joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower Party in the applicable Joint Venture is required thereunder), division order, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements, in each case having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(e)    Liens (i) represented by the escrow of cash or Permitted Investments securing the obligations of any Borrower Party under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of such Borrower Party to the seller of such Property, or (ii) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such acquisition or agreement is permitted pursuant to the terms of this Agreement; and provided, further, with respect to clauses (i) and (ii) above, that such obligations shall not exceed $2,000,000 in the aggregate at any one time outstanding;

(f)    purchase-money Liens on Property acquired or held by any Borrower Party in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property to be subject to such Liens, or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) no such Lien may extend to or cover any Property other than the Property being acquired and improvements and accessions thereto and proceeds thereof, (ii) no such renewal or refinancing may extend to or cover any Property not previously subject to the Lien being renewed or refinanced, (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iv) the aggregate purchase price or Indebtedness incurred to finance the same secured by all such purchase-money Liens shall not exceed $1,000,000 at any one time outstanding;

(g)    Liens expressly permitted by Section 5.10(c)(x); and

(h)    Liens securing Indebtedness permitted by Section 6.01(h); provided that any such Liens attach only to the Property being financed pursuant to such Indebtedness and do not encumber any other Property of any Borrower Party.

SECTION 6.03    Fundamental Changes; Limitations on Business; Limited Purpose of the Parent.

(a)    It will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except for transactions permitted by Section 6.06 and except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary of the Borrower may merge into any other Restricted Subsidiary of Borrower in a transaction in which the surviving entity is a Borrower Party and (iii) any immaterial Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Issuing Banks or the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)    It will not and will not permit any of its subsidiaries or Joint Ventures to engage to any material extent in any business other than (i) gathering, transporting (by barge, pipeline, ship, truck or other modes of transportation), terminalling, storing, producing, acquiring, developing, exploring for, processing, dehydrating, marketing, trading, fractionating and otherwise handling hydrocarbons (including crude oil, natural gas, condensate, natural gas liquids, liquefied natural gas, and refined petroleum products), sulfur, sodium chloride and carbon dioxide, including constructing pipeline, platform, dehydration, processing and other related facilities, activities, services or derivative products related or ancillary thereto, (ii) businesses of the type conducted by it and its subsidiaries and Joint Ventures as of the date of this Agreement and businesses reasonably related thereto and (iii) any other businesses as long as the consolidated total assets principally relating to such other businesses, taken together, would not constitute greater than 5% of consolidated total assets.

(c)    It will not permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary or a Joint Venture to acquire any Property after the Effective Date (or, if later, the date of acquisition or formation of such Joint Venture) except for distributions made to it by such Unrestricted Subsidiary or Joint Venture or other rights or interests relating to such Unrestricted Subsidiary or Joint Venture; or permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary or Joint Venture to engage in any business or activity other than holding the Equity Interest in and other rights or interests relating to such Unrestricted Subsidiary or Joint Venture held by it on the Effective Date (or, if later, the date of formation or acquisition of such Joint Venture). With respect to Unrestricted Subsidiaries and Joint Ventures formed after the Effective Date, it will not, and will not permit any other Borrower Party to, permit any Restricted Subsidiary to be the general partner in or owner of a general partnership interest in such Joint Venture or Unrestricted Subsidiary, unless such Restricted Subsidiary is a corporation or a limited liability company.

(d)    It will not and will not permit any of its subsidiaries or Joint Ventures to Control, or own directly or indirectly any Equity Interests in, the General Partner.

(e)    Notwithstanding anything to the contrary set forth in the Loan Documents other than Section 10.17, the Parent shall not (i) own any Equity Interests other than Equity Interests in the Borrower (and Finance Co, after its formation), (ii) own Property such that if it were a Restricted Subsidiary, such ownership would result in it owning tangible Property having a fair market value in excess of 5% of the aggregate fair market value of all tangible Property of the Parent and its Restricted Subsidiaries, (iii) consolidate with or merge with or into any Person; or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(f)     Notwithstanding anything to the contrary set forth in the Loan Documents, the Parent and the other Borrower Parties shall be permitted to enter into (i) intercompany receivables and payables arrangements with other Borrower Parties that are in the ordinary course of business and are consistent with past practice and (ii) performance guarantees permitted by Section 5.13(c).

SECTION 6.04    Investments, Loans, Advances, and Guarantees. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, except:

(a)    Permitted Investments;

(b)    Investments by it existing on the date hereof in the amounts existing on the date hereof, and additional Investments in the Equity Interests of its Restricted Subsidiaries;

(c)    loans or advances made by the Parent or the Borrower to any Restricted Subsidiary of the Borrower and by any Restricted Subsidiary of the Borrower to the Borrower or to any other Restricted Subsidiary of the Borrower;

(d)    performance Guarantees issued by any Borrower Party guaranteeing the obligations of (i) the Borrower or any Restricted Subsidiary of the Borrower and by any Restricted Subsidiary of the Borrower guaranteeing the obligations of the Borrower or any other Restricted Subsidiary of the Borrower and (ii) Unrestricted Subsidiaries as permitted by Section 5.13(c);

(e)    Guarantees constituting Indebtedness permitted by Section 6.01;

(f)     Permitted Acquisitions;

(g)    (i) Investments in Permitted Joint Ventures or Unrestricted Subsidiaries (in addition to the Investments described in clause (b) above), in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, and (ii) additional Investments of up to $350,000 in USD Syngas LLC, the owner of the petroleum coke-to-ammonia project that is part of the business of the Faustina Joint Venture;

(h)    Investments evidenced by Hedging Agreements permitted by Section 6.07;

(i)     the contribution by the Borrower or any Restricted Subsidiary of the Equity Interests owned by it in a Joint Venture to another Joint Venture or the investment by the Borrower or any Restricted Subsidiary in another Joint Venture to the extent made with Equity Interests in a Joint Venture owned by it as long as (i) the Borrower or such Restricted Subsidiary receives in exchange equity interests in such transferee Joint Venture and (ii) unless otherwise agreed by the Required Lenders, if the transferred Equity Interests are subject to a Lien under the Loan Documents, the equity interests received in exchange become subject to a Lien under the Loan Documents; and

(j)     Investments (i) consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business and Investments by the Borrower or any other Borrower Party in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss or (ii) consisting of the acquisition of securities in connection with the bankruptcy or reorganization of suppliers and customers.

SECTION 6.05    Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person outside of the ordinary course of business except (a) Permitted Acquisitions, (b) Organic Growth and (c) Investments permitted pursuant to Section 6.04.

SECTION 6.06    Sale of Assets. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property, except:

(a)    sales of inventory and cash or Permitted Investments in the ordinary course of business;

(b)    disposition of used, worn out, obsolete or surplus Property in the ordinary course of business;

(c)    leases of Real Property or personal Property to third parties in the ordinary course of business;

(d)    any disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;

(e)    transfers of assets into a Joint Venture or Unrestricted Subsidiary so long as such Joint Venture or Unrestricted Subsidiary is permitted pursuant to Section 6.04; provided that the fair market value of the assets transferred shall count against the amount of investments permitted by Section 6.04(g)(i);

(f)     the sale or other disposition of any Unrestricted Subsidiary or Joint Venture;

(g)    sales or discounts of overdue accounts receivable in the ordinary course of business in connection with the compromise or collection thereof; and

(h)    as long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower Parties may sell or otherwise dispose of Property if 100% of the consideration therefor is cash paid to a Borrower Party; provided, that the aggregate cash proceeds (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve month period resulting from all such sales or dispositions shall not exceed $2,000,000.

To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Borrower Party) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

SECTION 6.07    Hedging Agreements. It will not, and will not permit any of its subsidiaries or Joint Ventures to, enter into any Hedging Agreement, except for Hedging Agreements that are for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes.

SECTION 6.08    Restricted Payments. It will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Restricted Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower and its Restricted Subsidiaries and (b) the Borrower may make Restricted Payments to holders of its Equity Interests and the Parent may make Restricted Payments to the owners of its Equity Interests once per fiscal quarter, in each case set forth in this clause (b), to the extent of the amount of Distributable Cash for such quarter; provided, with respect to clauses (a) and (b) above, that no Default has occurred and is continuing or would result therefrom.

SECTION 6.09    Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, and (d) pursuant to agreements that are in effect as of the date hereof, as set forth on Schedule 6.09.

SECTION 6.10    Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than the Loan Documents, that prohibits, restricts or imposes any condition upon (a) except for Liens on Equity Interests in Joint Ventures owned by a Restricted Subsidiary created by the customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures or created by agreements evidencing Indebtedness of Joint Ventures, the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any of its Restricted Subsidiaries to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to it or any other Restricted Subsidiary or it or any of its Restricted Subsidiaries to Guarantee Indebtedness of it or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11    Limitation on Modifications of Material Agreements. It will not and will not permit its Restricted Subsidiaries to (a) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of any Material Agreement, or (b) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of its or their Organizational Documents, including the Partnership Agreement, except, with respect to clauses (a) and (b) above, to the extent the same, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Administrative Agent, the Issuing Banks or the Lenders.

SECTION 6.12    Creation of Subsidiaries. It will not, and will not permit any of its subsidiaries or Joint Ventures to, at any time create or acquire any (a) Restricted Subsidiary unless (i) such Restricted Subsidiary is a Wholly Owned Subsidiary of Borrower (or, in the case of Finance Co, a Wholly Owned Subsidiary of the Parent), (b) it has caused such Restricted Subsidiary to comply with the requirements of Sections 5.10 and 5.11, and (iii) such creation or acquisition complies with Section 6.04; (b) Unrestricted Subsidiary or Joint Venture except as permitted pursuant to Section 6.04; or (c) any Foreign Subsidiary without the prior written consent of the Required Lenders. Notwithstanding the foregoing, it will not permit any Unrestricted Subsidiary to own, directly or indirectly, any Equity Interests in any Restricted Subsidiary.

SECTION 6.13    Limitation on Leases. It will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Lease Obligations and leases of hydrocarbon interests otherwise permitted under this Agreement), under operating leases that would cause the aggregate amount of all payments made by it and its Restricted Subsidiaries pursuant to all such leases including any residual payments at the end of any lease, to exceed $10,000,000 in any period of twelve consecutive calendar months during the life of such leases.

SECTION 6.14    Sale and Leasebacks. It will not and will not permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Restricted Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby it or any of its Restricted Subsidiaries shall then or thereafter rent or lease such Property or any part thereof or other Property that it or such Restricted Subsidiary intend to use for substantially the same purpose or purposes as the Property sold or transferred.

SECTION 6.15    Financial Condition Covenants.

(a)    Leverage Ratio. The Parent will not permit its Consolidated Leverage Ratio to be in excess of 5.50 to 1 at any time; provided that, upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Parent will not permit such ratio to exceed 6.00 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Leverage Ratio permitted to be maintained by the Parent will automatically revert back to 5.50 to 1.

(b)    Debt Service Coverage. The Parent will not permit its Consolidated Debt Service Coverage Ratio to be less than 3.00 to 1.00 at any time; provided that, upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Parent will not permit such ratio to be less than 2.75 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the lowest Debt Service Coverage Ratio permitted to be maintained by the Parent will automatically revert back to 3.00 to 1.00.

(c)    Capitalization. The Parent will not permit its Consolidated Capitalization Ratio to be greater than 0.65 to 1.00 at any time; provided that, upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Parent will not permit such ratio to exceed 0.80 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Capitalization Ratio permitted to be maintained by the Parent will automatically revert back to 0.65 to 1.00.

SECTION 6.16    Gas Imbalances. It will not, and will not permit any of its Restricted Subsidiaries to, allow the incurrence of any gas imbalances other than those arising in the ordinary course of business and those that on a net basis could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.17    Accounting Changes; Fiscal Year. It will not and will not permit any of its Restricted Subsidiaries to ww) make any material change in accounting treatment or reporting practices, except as required by GAAP or xx) change the fiscal year of such Person.

SECTION 6.18    Control Agreements. Neither it nor any of its Restricted Subsidiaries shall open any deposit account, securities account or commodities account without subjecting such account to a First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to a Control Agreement in form and substance satisfactory to the Administrative Agent; provided, that the Borrower shall be permitted to maintain one deposit account with JPMorgan Chase Bank, N.A. or its Affiliates that is not subject to this requirements of this covenant, so long as the amount in such account at no time exceeds $100,000.

SECTION 6.19    Prepayments on Indebtedness. It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, any prepayment or redemption as a result of any asset sale, change of control or similar event of, any outstanding Indebtedness, except prepayments of the Secured Obligations, prepayments of immaterial Indebtedness in the ordinary course of business, or as otherwise permitted by this Agreement.

SECTION 6.20    Limitation on Issuance of Capital Stock. It will not, with respect to the Borrower or any Restricted Subsidiary, permit such Person to issue any Equity Interest (by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Restricted Subsidiary in any class of the Equity Interest of such Restricted Subsidiary and (b) Restricted Subsidiaries formed after the date of this Agreement in accordance with Section 6.12 may issue Equity Interests to Borrower or any other Restricted Subsidiary which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.20 shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Administrative Agent for pledge pursuant to the applicable Security Document.

SECTION 6.21    Anti-Terrorism Law; Anti-Money Laundering.

(a)    It will not and will not permit any of its subsidiaries or Joint Ventures to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and it and its subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 6.21).

(b)    It will not and will not permit any of its subsidiaries or Joint Ventures to cause or permit any of the funds of any Borrower Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any law.

(c)    Notwithstanding anything in Section 6.21(a) or (b) to the contrary, such covenants and agreements to the extent related to any Person that is not a Borrower Party shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

SECTION 6.22    Embargoed Person. It will not and will not permit any of its subsidiaries or Joint Ventures to cause or permit (a) any of the funds or properties of the Borrower Parties that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower Parties, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of any law, except, with respect to actions of any Unrestricted Subsidiary or Joint Venture, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

SECTION 6.23    Excess Cash. If, collectively, the Parent and the Restricted Subsidiaries, on a consolidated basis, shall at any time own cash or Permitted Investments in an aggregate amount exceeding $10,000,000 for a period of time of ten consecutive days, the Borrower shall prepay outstanding ABR Loans in the amount of such excess (to the extent such excess continues to exist) on such tenth day, and such prepayment shall be subject to the provisions of Section 2.11. Without limiting the first sentence of this Section 6.23, if, collectively, the Parent and the Restricted Subsidiaries, on a consolidated basis, shall at any time own cash or Permitted Investments in an aggregate amount exceeding $10,000,000 for a period of time exceeding ten consecutive days, the Borrower shall prepay outstanding Eurodollar Loans in the amount of such excess (to the extent such excess continues to exist) on the earlier of (a) the date that is sixty days after any such excess first existed and (b) the first occurrence of the end of an Interest Period for outstanding Eurodollar Borrowings, and such prepayment shall be subject to the provisions of Section 2.11.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or the Borrower or any other Borrower Party or the General Partner shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower, the Parent, the General Partner or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)    the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Parent’s or the Borrower’s existence), Section 5.04, the last sentence of Section 5.06, Section 5.08, Section 5.14 or in Article VI;

(e)    any Borrower Party or the General Partner shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty days after receipt of written notice thereof from the Administrative Agent or any Lender;

(f)     the Parent, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (other than the Secured Obligations);

(g)    the Parent, the Borrower or any Restricted Subsidiary shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing such Indebtedness, which failure results in, or any event or condition occurs that results in, any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the Parent, the Borrower, any Guarantor or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the Parent, the Borrower, any Guarantor or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     the General Partner, the Parent, the Borrower, any Guarantor or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the Parent, the Borrower, any Guarantor or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     the General Partner, the Parent, the Borrower, any Guarantor or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Subsidiary to enforce any such judgment;

(l)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $2,000,000;

(m)   a Change in Control shall occur;

(n)    any Loan Document or any material provision thereof after delivery thereof shall for any reason, except to the extent permitted by the terms thereof (or as waived by the Lenders in accordance with Section 10.02), cease to be valid, binding and enforceable in accordance with its terms against the Borrower, the General Partner, the Parent, any Guarantor or any Subsidiary party thereto or shall be repudiated by any of them, or the Borrower, the General Partner, the Parent, any Guarantor or any Subsidiary shall so state in writing;

(o)    any security interest or Lien purported to be created and granted by any Security Document with respect to any Collateral shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected First Priority security interest and Lien on all of such Collateral (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Administrative Agent, or shall be asserted by the Borrower or any other Borrower Party or the General Partner not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on such Collateral;

(p)    the Borrower Parties shall be collectively subject to any Environmental Liability in excess of $2,000,000, other than those Environmental Liabilities disclosed to the Administrative Agent and the Lenders prior to the Effective Date; or

(q)    the General Partner shall voluntarily liquidate or dissolve;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Maximum Amounts and Committed Amounts, and thereupon the Maximum Amounts and Committed Amounts shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce any and all security interests, Liens and other remedies pursuant to the Security Documents; and in case of any event described in clause (h) or (i) of this Article, the Maximum Amounts and Committed Amounts shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and the Administrative Agent may, and at the request of the Required Lenders shall, enforce any and all security interests, Liens and other remedies pursuant to the Security Documents.

SECTION 7.02    Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or an Arranger in connection therewith and all amounts for which the Administrative Agent or such Arranger is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)    Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the other Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting obligations hereunder (other than principal and reimbursement obligations hereunder) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)    Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the obligations hereunder (including reimbursement obligations) and any breakage, termination or other payments under Secured Hedging Agreements and any interest accrued thereon; and

(e)    Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Borrower Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower Parties shall remain liable, jointly and severally, for any deficiency. Each Borrower Party acknowledges the relative rights, priorities and agreements of the Administrative Agent, the Arrangers, the Lenders and counterparties to Secured Hedging Agreements, as set forth in this Agreement, including as set forth in this Section 7.02.

ARTICLE VIII
PARENT GUARANTEE

SECTION 8.01    Parent Guarantee.

(a)    The Parent (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations and (ii)indemnifies and holds harmless each Lender from, and agrees to pay to such Lender, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Lender in enforcing any of its rights under the guarantee contained in this Section 8.01. The Parent agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Secured Obligations and notwithstanding that all or any portion of the Secured Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, such Secured Obligations shall nevertheless be due and payable by the Parent for the purposes of this guarantee at the time such Secured Obligations would by payable by the Borrower under the provisions of this Agreement. Notwithstanding the foregoing, any enforcement of this guarantee with respect to the rights of any Lender shall be accomplished by the Administrative Agent acting on behalf of such Lender. The guarantee contained in this Section 8.01 is a guarantee of payment and not collection, and the liability of the Parent is primary and not secondary.

(b)    The Parent agrees that if the maturity of the Secured Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to the Parent. The guarantee contained in this Section 8.01 is a continuing guarantee and shall remain in full force and effect until all the Secured Obligations and the obligations of the Parent under the guarantee contained in this Section 8.01 shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding and the Committed Amount and Maximum Amount shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Secured Obligations.

(c)    No payment made by the Borrower, the Parent, any other guarantor or any other Person or received or collected by any Lender from the Borrower, the Parent, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or Parent in respect of the Secured Obligations or any payment received or collected from the Borrower or Parent in respect of the Secured Obligations), remain liable for the Secured Obligations until, subject to Section 8.05, the Secured Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the Committed Amount and the Maximum Amount are terminated.

SECTION 8.02    Subrogation. The Parent shall be subrogated to all the rights of any Lender against the Borrower in respect of any amounts paid by the Parent pursuant to the provisions of the guarantee contained in Section 8.01; provided that the Parent shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of the Secured Obligations until all of the Secured Obligations and the Guarantees thereof shall have been indefeasibly paid in full in cash or discharged.

SECTION 8.03    Amendments, etc. with respect to the Secured Obligations. The Parent shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent and without notice to or further assent by the Parent, any demand for payment of any of the Secured Obligations made by any Lender may be rescinded by such Lender and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Lender, and any Loan Document and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any Collateral security, guarantee or right of offset at any time held by any Lender for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Except as required by applicable Governmental Requirements, no Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in 0 or any Property subject thereto.

SECTION 8.04    Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable Governmental Requirements, the Parent hereby (i) waives diligence, presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Borrower or the Parent, and all demands and notices whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Parent Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Parent Obligations without notice to them and (iii) covenants that the Parent Obligations will not be discharged except by complete performance thereof. The Parent further agrees that to the fullest extent permitted by applicable Governmental Requirements, if at any time all or any part of any payment theretofore applied by any Person to any of the Parent Obligations is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the Parent, such Parent Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Parent Obligations shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

To the fullest extent permitted by applicable Governmental Requirements, the obligations of the Parent under this guarantee shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Borrower or the Parent contained in any of the Secured Obligations or this Agreement, (ii) any impairment, modification, release or limitation of the liability of the Borrower, the Parent or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower or the Parent of any rights or remedies under any of the Secured Obligations or this Agreement or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any Property as security for any of the Secured Obligations, including all or any part of the rights of the Borrower or the Parent under this Agreement, (v) the extension of the time for payment by the Borrower or the Parent of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of the Secured Obligations or this Agreement or of the time for performance by the Borrower or the Parent of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower or the Parent set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrower or any of the Parent or any of their respective assets, or the disaffirmance of any of the Secured Obligations, or this Agreement in any such proceeding, (viii) the release or discharge of the Borrower or the Parent from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of the Secured Obligations or this Agreement, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Borrower or the Parent, or (xi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or the Parent.

SECTION 8.05    Reinstatement. The guarantee contained in Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Parent, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Parent or any substantial part of its Property, or otherwise, all as though such payments had not been made.

SECTION 8.06    Payments. The Parent hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in dollars at the Administrative Agent’s payment office at the address provided in 10.01 of this Agreement.

ARTICLE IX
THE ADMINISTRATIVE AGENT; THE ARRANGERS

SECTION 9.01    Appointment. Each Lender hereby irrevocably designates and appoints Fortis as Administrative Agent of such Lender under this Agreement and the other Loan Documents and as Administrative Agent of the Secured Parties under and pursuant to the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Arrangers in their capacity as such under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Arrangers, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Arrangers by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, none of the Administrative Agent, the Syndication Agent or the Arrangers shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Syndication Agent or the Arrangers.

SECTION 9.02    Delegation of Duties. The Administrative Agent and the Arrangers may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Arrangers shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.03    Exculpatory Provisions. None of the Administrative Agent or the Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower Party or the General Partner or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower Party or the General Partner to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Arrangers shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party or the General Partner.

SECTION 9.04    Reliance by the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower Parties), independent accountants and other experts selected by the Administrative Agent or the Arrangers. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Arrangers shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent or the Arrangers, as applicable, shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as the Administrative Agent or the Arrangers, as applicable, deem appropriate or the Administrative Agent or the Arrangers, as applicable, shall first be indemnified to their respective satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Arrangers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders or the Required Lenders is expressly required hereunder, such Lenders or Required Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05    Notice of Default. Neither the Administrative Agent nor either Arranger shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or such Arranger, respectively, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or either Arranger receives such a notice, the Administrative Agent or such Arranger shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06    Non-Reliance on Administrative Agent or the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Arrangers, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Arrangers hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower Party and made its own decision to make Loans and issue Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, none of the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Party which may come into the possession of the Administrative Agent or the Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 9.07    Indemnification. The Lenders agree to indemnify the Administrative Agent and the Arrangers in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Committed Amounts in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent or the Arrangers in any way relating to or arising out of, the Committed Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Arrangers under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or the Arrangers’ gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

SECTION 9.08    Administrative Agent and Arrangers in Their Respective Individual Capacities. The Administrative Agent and the Arrangers and its or their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Party as though the Administrative Agent were not the Administrative Agent, and the Arrangers were not the Arrangers, hereunder and under the other Loan Documents. With respect to the Loans made and Letters of Credit issued by it, the Administrative Agent and the Arrangers shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though the Administrative Agent was not the Administrative Agent, and the Arrangers were not the Arrangers, and the terms “Lender” and “Lenders” shall include each of the Administrative Agent and each Arranger in its individual capacity.

SECTION 9.09    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents (or as Administrative Agent for the Secured Parties under the Security Documents), then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of the Administrative Agent), provided that on the effectiveness of such removal the Secured Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 9.09 shall apply in appointing a successor Administrative Agent.

SECTION 9.10    Successor Arranger. Either Arranger may resign as Arranger upon thirty days’ notice to the Lenders. If an Arranger shall resign as Arranger under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor arranger for the Lenders, which successor arranger, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of such Arranger hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Arranger” shall include such successor arranger, and the former Arranger’s rights, powers and duties as Arranger shall be terminated, without any other or further act or deed on the part of such former Arranger or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Arranger’s resignation as Arranger, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Arranger under this Agreement and the other Loan Documents. Either Arranger may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of such Arranger), provided that on the effectiveness of such removal the Secured Obligations owing to such Arranger as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If either Arranger is removed, the procedures set forth in this Section 9.10 shall apply in appointing a successor Arranger.

SECTION 9.11    Issuing Bank. The provisions of this Article IX applicable to the Administrative Agent shall apply to any Issuing Bank in the performance of its duties under the Loan Documents, mutatis mutandis.

SECTION 9.12     Collateral Matters.

(a)    Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)    The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Committed Amounts and payment and satisfaction of all of the Secured Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.11.

(c)    The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Borrower Party or any other grantor of a Lien under the Security Documents) or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 9.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13    Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Secured Hedging Agreement with the Borrower, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by this Article IX.

ARTICLE X
MISCELLANEOUS

SECTION 10.01   Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)     if to the Borrower, the Parent or any other Borrower Party, to it at 500 Dallas, Suite 2500, Houston, Texas 77002, (713) 860-2640;

(ii)    if to the Administrative Agent, to Fortis Capital Corp. at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302, Attn: Lascelles Thompson/Loan Administration, Tel: (201) 631-8194, Fax: (201) 631-8181, with a copy to: Agency Department, 520 Madison Avenue, 3rd Floor, New York, New York 10022, Attn: Gloria Beloti-Fields, Tel: (212) 340-5455, Fax: (212) 340-5450 and a copy to: 15455 North Dallas Parkway, Suite 1400, Addison, Texas 75001, Tel: (214) 754-0009, Fax: (214) 754-4954;

(iii)   if to the Arrangers, to (A) Fortis Capital Corp. at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302, Attn: Lascelles Thompson/Loan Administration, Tel: (201) 631-8194, Fax: (201) 631-8181, with a copy to: Agency Department, 520 Madison Avenue, 3rd Floor, New York, New York 10022, Attn: Gloria Beloti-Fields, Tel: (212) 340-5455, Fax: (212) 340-5450 and a copy to: 15455 North Dallas Parkway, Suite 1400, Addison, Texas 75001, Tel: (214) 754-0009, Fax: (214) 754-4954; and (B) Deutsche Bank Securities Inc. c/o Deutsche Bank Trust Company Americas, at 90 Hudson Street - 1st Floor, Jersey City, New Jersey 07302, Attn: Patricia Ciocco, Tel: (201) 593-2235, Fax (201) 593-2308;

(iv)   if to Fortis Bank S.A./N.V., New York Branch, in its capacity as Issuing Bank, to it at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302, Attn: Cathy Gilbert/Letter of Credit Department, Tel: (201) 631-8320, Fax: (201) 631-8321;

(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02   Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, any Issuing Bank, any Arranger or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Banks, the Arrangers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any Loan Document nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower and any affected Borrower Party and the General Partner, as applicable, on the one hand, and the Required Lenders, on the other hand, or by the Borrower and any affected Borrower Party and the General Partner, as applicable, on the one hand, and the Administrative Agent with the consent of the Required Lenders, on the other hand; provided that no such agreement shall (i) increase the Committed Amount or the allocated Maximum Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than the definition of Consolidated Leverage Ratio and the other defined terms that are components thereof whether or not the effect of such waiver, amendment or modification could reasonably be expected to result in reducing the amount of interest or fees payable hereunder) without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Committed Amount or Maximum Amount, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Borrower Party from its Guarantee obligations pursuant to the Security Documents (except if such entity, other than the Parent, is no longer a Restricted Subsidiary in compliance with this Agreement) or (vii) release all or substantially all of the Collateral; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Arrangers or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Arrangers or such Issuing Bank, as the case may be and (y) any amendment, waiver, or modification which has an adverse effect on a Lender or Affiliate thereof in its capacity as party to a Secured Hedging Agreement and expressly impacts such Lender or Affiliate in such capacity in a different manner than the Lenders are impacted generally shall require the consent of each such Lender or Affiliate.

(c)    Without the consent of any other Person, the applicable Borrower Party or Parties or the General Partner, as applicable, and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any waiver, amendment or modification of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Governmental Requirements.

SECTION 10.03   Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, each Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, each Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, either Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, x(ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by an third party, by the Borrower, by any other Borrower Party or by the General Partner, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, either Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or such Issuing Bank in its capacity as such.

(d)    To the extent permitted by applicable Governmental Requirements, no Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable no later than three Business Days after written demand therefor.

SECTION 10.04   Successors and Assigns.

(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and any notes hereunder and their respective successors and assigns, except that neither the Borrower nor the Parent may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)    Any Lender may, in accordance with applicable Governmental Requirements and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Committed Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code, the Lender shall be, to the extent permitted by Governmental Requirements, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified the first proviso to Section 10.02(b) if it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Committed Amounts and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said section and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such section than the transferor Lender would have been entitled to receive in respect of such amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)    Any Lender may, in accordance with applicable Governmental Requirements, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Bank (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including its Committed Amount, Loans and Letters of Credit pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate of a Lender, by the Borrower, the Parent, the Administrative Agent and each Issuing Bank) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower, the Parent, and the Administrative Agent otherwise consent in writing) no such transfer to any Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Committed Amount, Loans and Letters of Credit), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment (which shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Committed Amount as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 10.04(c) or Section 10.04(e) to the contrary, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or assigning Lender, new notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any Default shall have occurred and be continuing.

(d)    The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Committed Amounts and the Maximum Amounts of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and in the case of any Loan or obligation hereunder not evidence by a note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Notwithstanding anything in this Agreement to the contrary, no assignment under Section 10.04(c) of any rights or obligations under or in respect of any Loans, any notes or the Letters of Credit shall be effective unless the Administrative Agent shall have recorded the assignment pursuant to Section 10.04(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, the Parent, and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an Affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding notes of the assigning Lender) a new note to the order of such Assignee in an amount equal to the amount of such Assignee’s Committed Amount after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Committed Amount hereunder, a new note to the order of the assigning Lender in an amount equal to the amount of such Lender’s Committed Amount after giving effect to such Assignment and Acceptance. Any such new notes shall be dated the Effective Date and shall otherwise be in the form of the note replaced thereby. Any notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “canceled.”

(f)     The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferees any and all financial information in such Lender’s possession concerning the Borrower Parties and their Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower Parties and their Affiliates prior to becoming a party to this Agreement.

(g)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.04 concerning assignments of Loans and notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender or any Loan or note to any Federal Reserve Bank in accordance with applicable Governmental Requirements.

SECTION 10.05   Survival. All covenants, agreements, representations and warranties made by the Borrower and the Parent herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Committed Amounts and Maximum Amounts have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Committed Amounts and the Maximum Amounts or the termination of this Agreement or any provision hereof.

SECTION 10.06   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower Party against any of and all the obligations of any Borrower Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09   Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the Borrower Parties hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    Each of the Borrower Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each Borrower Party hereby agrees that the service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York against it may be made upon CT Corporation System (the “Process Agent”), at 111 Eighth Avenue, New York, New York 10011, and each Borrower Party hereby irrevocably agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or any judgment based thereon. Each Borrower Party hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts against it by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, at its address set forth in Section 10.01.

SECTION 10.10   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO xxvii) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND xxviii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12   Confidentiality. Each of the Administrative Agent, the Arrangers, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), (b) to the extent requested by any regulatory authority or self regulatory authority, (c) to the extent required by applicable Governmental Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Borrower Party relating to such Borrower Party or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the such Borrower Party; provided that, in the case of information received from such Borrower Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Governmental Requirements (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Governmental Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14   USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.15   Limitation of Liability. Except as set forth in the Loan Documents or in the case of fraud or intentional misrepresentation, neither the General Partner nor any other owner of Equity Interests in the Parent (if such owner is not owned directly or indirectly, in whole or in part, by the Parent) shall be liable for the obligations of the Borrower Parties under the Loan Documents including, in each case, by reason of any payment obligation imposed by governing state partnership statutes.

SECTION 10.16   Acknowledgments. The Borrower and Parent each hereby acknowledge that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent, the Arrangers nor any Lender has any fiduciary relationship with or duty to the Borrower or the Parent arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the Parent on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower, the Parent, and the Lenders.

SECTION 10.17   Planned Reorganization. Notwithstanding anything to the contrary set forth in the Loan Documents, the Borrower and the other Borrower Parties shall have the right from time to time to consummate the Planned Reorganization; provided that, after giving effect thereto, the Borrower Parties shall be in compliance with Section 5.10 and Section 5.11 and provided that the Planned Reorganization shall not have an adverse effect on the Lenders or their rights with respect to the Collateral.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

GENESIS CRUDE OIL, L.P.

By:	GENESIS ENERGY, INC., its general partner

	By:	/s/ Ross A. Benavides
Ross A. Benavides,
Chief Financial Officer

PARENT:

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, INC., its general partner

	By:	/s/ Ross A. Benavides
Ross A. Benavides,
Chief Financial Officer

ADMINISTRATIVE AGENT, ARRANGER AND LENDER:

FORTIS CAPITAL CORP.

By:	/s/ Trond Rokholt
Trond Rokholt
Group Head and Managing Director of U.S. Loan Syndications and Debt Capital Markets

By:	/s/ David L. Montgomery
David L. Montgomery
Senior Vice President

ISSUING BANK:

FORTIS BANK S.A./N.V., NEW YORK BRANCH

By:	/s/ Catherine Gilbert
Name:	Catherine Gilbert
Title:	Vice President

By:	/s/ Marlene Perrier Ellis
Name:	Marlene Perrier Ellis
Title:	Vice President

ARRANGER:

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Tod Benton
Name:	Tod Benton
Title:	Managing Director

By:	/s/ Russell Johnson
Name:	Russell Johnson
Title:	Director

LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

By:	/s/ Andreas Neumeier
Name:	Andreas Neumeier
Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Christen A. Lacey
Name:	Christen A. Lacey
Title:	Principal

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Chris Hewitt
Name:	Chris Hewitt
Title:	Vice President

BANK OF SCOTLAND

By:	/s/ Joseph Fratus
Name:	Joseph Fratus
Title:	First Vice President

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Cahal Carmody
Name:	Cahal Carmody
Title:	Vice President

COMERICA BANK

By:	/s/ Josh Strong
Name:	Josh Strong
Title:	Corporate Banking Officer

GUARANTY BANK

By:	/s/ Jim R. Hamilton
Name:	Jim R. Hamilton
Title:	Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

SUNTRUST BANK

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Chris R. Petersen
Name:	Chris R. Petersen
Title:	Banking Officer Energy Group

REGIONS BANK

By:	/s/ Mark H. Wolf
Name:	Mark H. Wolf
Title:	Senior Vice President

STERLING BANK

By:	/s/ David W. Phillips
Name:	David W. Phillips
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Alison Fuqua
Name:	Alison Fuqua
Title:	Investment Banking Officer